UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )
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Taboola.com Ltd.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Dear Shareholder:
We cordially invite you to the 2026 Annual General Meeting of Shareholders of Taboola.com Ltd. to be held on June 9, 2026 at 9:00 a.m. (Eastern time) / 4:00 p.m. (Israel time) online via live audio webcast at www.virtualshareholdermeeting.com/TBLA2026 (“Annual Meeting” or “Meeting”).
At the Annual Meeting, shareholders will be asked to consider and vote on the matters listed in the enclosed Notice of Annual Meeting of Shareholders. Our Board of Directors unanimously recommends that you vote FOR each of the proposals listed in the Notice.
Only shareholders of record at the close of business on April 13, 2026 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting.
Whether or not you plan to attend the Annual Meeting, it is important that your Ordinary shares be represented and voted at the Annual Meeting. Accordingly, please carefully review the enclosed proxy statement together with the annual report that accompanies it and then cast your vote. We urge you to vote regardless of the number of shares you hold. To be sure that your vote will be received in time, please cast your vote by your choice of available means at your earliest convenience.
We look forward to your participation in the Annual Meeting.
Sincerely,
Zvi Limon
Chairman of the Board of Directors

TABOOLA.COM LTD.
16 Madison Square West, 7th Floor
New York, NY 10010
Notice of 2026 Annual General Meeting of Shareholders
TO BE HELD ON JUNE 9, 2026

Date and Time June 9, 2026 at 9:00 a.m. (Eastern time) / 4:00 p.m. (Israel time)	Location Virtual annual meeting of shareholders conducted via live audio webcast at: www.virtualshareholdermeeting.com/TBLA2026	Record Date The Board has fixed the close of business on April 13, 2026, as the Record Date for determining shareholders entitled to notice of and to vote at the meeting.
AT THE ANNUAL MEETING, YOU WILL BE ASKED:
1	To re-elect two Class II directors;
2	To approve an advisory proposal on executive compensation;
3	To approve the Compensation Policy for the Company’s executive officers and directors;
4	To approve the compensation terms for our Chief Executive Officer (and Director); and
5	To re-appoint Kost, Forer, Gabbay & Kasierer, a member of Ernst & Young Global, as Taboola’s independent registered public accounting firm for the year ending December 31, 2026.

Our Board of Directors, or Board, unanimously recommends that shareholders vote FOR each of the above Proposals which are described in the proxy statement.

In addition, shareholders will be requested to consider at the Annual Meeting the Company’s audited consolidated financial statements for the year ended December 31, 2025.
We know of no other matters to be submitted at the Annual Meeting other than as specified herein. If any other business is properly come before the Annual Meeting or any adjournment or postponement thereof, the persons named as proxies may vote in respect thereof in accordance with their best judgment and the recommendation of the Board.
MEETING ADMISSION
If you plan to attend or vote at the virtual meeting via www.virtualshareholdermeeting.com/TBLA2026, please enter the 16 digit control number included in your Notice of Internet Availability of Proxy Materials (“Notice”) or in your proxy card, or if (you have already received proxy materials) by following the voting instructions that accompanied them.
If your shares are held in “street name” through a broker, bank or other nominee, by following the voting instructions that accompanied your proxy materials.

A list of our registered holders as of the close of business on the Record Date will be made available to shareholders during the meeting at www.virtualshareholdermeeting.com/TBLA2026. To access the list of registered holders, which will become available on or about May 1, 2026, and throughout the meeting, shareholders should email Taboola Investor Relations at investors@taboola.com.
VOTING BY PROXY
The Company uses the Securities and Exchange Commission (“SEC”) rule permitting companies to furnish proxy materials to their shareholders via the Internet. In accordance with this rule, on or about April [*], 2026, we sent to shareholders of record at the close of business on April 13, 2026, a Notice of Internet Availability of Proxy Materials, or the Notice. The Notice includes instructions on how to access our 2026 Proxy Statement and 2025 Annual Report online, and how to vote online for the Annual Meeting. If you received a Notice and would like to receive a printed copy of our proxy materials, please follow the instructions for requesting such materials included in the Notice. To be admitted to the Annual Meeting at www.virtualshareholdermeeting.com/TBLA2026, you must enter the control number found on your proxy card, voting instruction form or Notice you previously received. At the virtual meeting site, you may follow the instructions to vote and ask questions before or during the Annual Meeting. If you hold your shares through a broker, your shares will not be voted unless (i) you provide voting instructions or (ii) the matter is one for which brokers have discretionary authority to vote. Of the matters to be voted on at the Annual Meeting, the only one for which brokers have discretionary authority to vote is Proposal 5, the reappointment of the independent registered public accounting firm.
By Order of the Board of Directors,
Zvi Limon
Chairman of the Board of Directors

Taboola  i  2026 Proxy Statement

Taboola  ii  2026 Proxy Statement

PROXY STATEMENT
Summary Information
The following summary provides general information about Taboola.com Ltd., referred to as Taboola or the Company, and highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information you should consider when deciding how to vote your shares. For further and more detailed information on the matters referenced below, prior to casting your vote, please carefully review the entire proxy statement and our 2025 Annual Report on Form 10-K (“2025 Annual Report”). Our 2025 Annual Report accompanies this proxy statement and was previously filed with the Securities and Exchange Commission, or SEC. In this proxy statement, we reference various information and materials available on our corporate website. We have included our website address in this proxy statement as an inactive textual reference only. Information on our website is not incorporated by reference in this proxy statement.
FORWARD-LOOKING STATEMENTS
This proxy statement contains forward-looking statements within the meaning of United States securities laws. These statements can be identified by the fact that they do not relate strictly to historical or current facts. Forward-looking statements are often, but not always, identified by such forward-looking terminology as “goal,” “believe,” “will,” “may,” “plan,” “expect,” “intend,” “priority,” “outlook,” “guidance,” “objective,” “forecast,” “anticipate,” “estimate,” “seek,” “trend,” “target” and “strategy,” or similar statements or variations of such terms.
Forward-looking statements are not guarantees of future performance, are inherently uncertain, are based on current assumptions that are difficult to predict and involve a number of risks and uncertainties. Therefore, actual outcomes and results may differ materially from what is expressed in those statements. Important factors that may affect future results and outcomes include but are not limited to those set forth in our 2025 Annual Report and our subsequent SEC filings. We encourage investors to read those filings, particularly the sections on risk factors, for additional information with respect to any forward-looking statements and prior to making any voting or investment decision. The forward-looking statements contained in this proxy statement should not be relied on as representing our expectations or beliefs as of any time subsequent to the time this proxy statement is first filed with the SEC, and we do not undertake efforts to revise those forward-looking statements to reflect events after that time except as may be required by law.
VOTING MATTERS AND RECOMMENDATIONS
The Board of Directors, or Board, unanimously recommends shareholders vote FOR each of the below Proposals.
1	To re-elect two Class II directors.
2	To approve an advisory proposal on executive compensation.
3	To approve the Compensation Policy for the Company’s executives and directors.
4	To approve the compensation terms for our Chief Executive Officer (and Director).
5	To re-appoint Kost, Forer, Gabbay & Kasierer, a member of Ernst & Young Global, as the Company’s independent registered public accounting firm for the year ending December 31, 2026.
In addition, shareholders will be requested to consider at Taboola.com Ltd.’s, or the Company or Taboola, 2026 Annual General Meeting of Shareholders, or Annual Meeting, the Company’s audited consolidated financial statements for the year ended December 31, 2025.
Taboola  1  2026 Proxy Statement

We know of no other matters to be submitted at the Annual Meeting other than as specified herein. If any other business properly comes before the Annual Meeting or any adjournment or postponement thereof, the persons named as proxies may vote in respect thereof in accordance with their best judgment and recommendation of the Board.
ABOUT TABOOLA
Taboola empowers businesses to grow through performance advertising technology that goes beyond search and social and delivers measurable outcomes at scale. Taboola helps businesses grow by placing ads on publisher sites, mobile apps, and devices, which we collectively refer to as digital properties. We operate outside of the major search and social media walled gardens such as Meta, Google, and Amazon. Thousands of advertisers, merchants, affiliate networks and their respective brands and agencies, who we collectively refer to as “Advertisers,” trust us to drive growth, while approximately 14,000 digital property partners, including NBCNews, Disney, Yahoo, and Apple, rely on us for monetization and audience growth. Our scale is meaningful - we reach over 600 million people a day, gaining real-time insight into what people read and buy. This gives us unique “pulse of the internet” data - which alongside our artificial intelligence (AI) - is our competitive advantage and helps our advertiser clients achieve exceptional returns on their advertising spend.
Taboola began operations in 2007 and our technology provides significant value to both digital property partners and Advertisers. Digital properties use our technology platforms to achieve their business goals, such as driving new audiences to their sites and apps, or increasing engagement on site. We also provide a meaningful monetization opportunity to digital properties by matching relevant advertising to their audience in real time. Unlike walled gardens, we are a business-to-business, or B2B, company with no competing consumer interests. We only interact with consumers through our partners’ digital properties, hence we do not compete with our partners for user attention. Our motivations are aligned. When our partners win, we win, and we grow together.
We empower Advertisers to leverage our proprietary AI-powered performance advertising platform to reach targeted audiences utilizing effective ad formats across digital properties.
We generate revenues primarily when people (consumers) click on, purchase from or, in some cases, view the ads that appear within our partners’ digital experiences via our performance AI engine. Advertisers pay us for those clicks, purchases or impressions, and we share the resulting revenue with the digital properties who display those ads and generate those clicks and downstream consumer actions.
Our powerful performance AI engine was built to address a technology challenge of significant complexity: predicting which content, both advertisements and editorial, users would be interested in, without explicit intent data or social media profiles. Search advertising platforms have access, at a minimum, to users’ search queries which indicate intent, while social media advertising platforms have access to rich personal profiles created by users. We are the only independent performance platform that goes beyond search and social, and delivers outcomes at scale for advertisers, leveraging our unique supply, 1st-party data and AI technology.
BUSINESS OVERVIEW
In February 2025, the Company announced a new focus beyond native advertising, a powerful new technology platform called Realize, and opened Realize for all advertisers.
Taboola has been a market leader in native advertising for more than a decade, driving success for advertisers, primarily in “bottom-of-article” placements. Taboola has now extended beyond this legacy with the introduction of Realize, a platform that specializes in performance outcomes at scale beyond search and social.
Realize leverages our unique data, performance AI and an increasingly diverse range of inventory and creative formats to achieve performance objectives
Taboola  2  2026 Proxy Statement

CONSOLIDATED FINANCIAL PERFORMANCE
(DOLLARS IN MILLIONS)

	2025 ($)	2024 ($)
Revenue	1,912.0	1,766.2
Gross Profit	569.5	534.2
ex-TAC Gross Profit*	713.5	667.5
Net Income (loss)	42.3	(3.8)
Adjusted EBITDA*	215.5	200.9
Non-GAAP Net Income*	168.6	122.4

*	See “Non-GAAP Financial Measures” in our 2025 Annual Report for reconciliations of non-GAAP financial measures to the comparable GAAP measures.
Board of Directors
The table below presents information on the Class II nominees for director of the Company and each of the continuing directors who are not being voted on at the Annual Meeting. Mr. Peres and Mr. Shany are current directors of the Company and the Company believes they possess the qualifications to serve as a member of our Board. The information set forth below is as of March 31, 2026.

NAME AND PRINCIPAL OCCUPATION	CLASS	AGE	CURRENT COMMITTEE MEMBERSHIP	DIRECTOR SINCE	CURRENT TERM EXPIRES	NOMINATED FOR TERM EXPIRING
CLASS II DIRECTOR NOMINEES
Nechemia J. Peres Managing General Partner and Co-Founder, Pitango Venture	II	67	Compensation; Nominating and Governance	2013	2026	2029
Gilad Shany Managing Partner, ION Crossover Partners Ltd.	II	49	Audit; Nominating and Governance	2021	2026	2029
CONTINUING DIRECTORS
Erez Shachar Co-founder and Managing Partner, Qumra Capital Management Ltd	I	67	Compensation; Nominating and Governance	2013	2028
Zvi Limon General Partner and Co-Founder, Magma Venture Partners	III	67	Audit; Compensation	2007	2027
Monica Mijaleski Chief Financial Officer, Yahoo!	III	50	None	2023	2027
Adam Singolda Founder and CEO, Taboola.com Ltd.	III	44	None	2007	2027

Taboola  3  2026 Proxy Statement

CORPORATE GOVERNANCE SUMMARY
Here is a summary of the key governance practices and policies that our Board believes help advance our goals and protect the interests of our shareholders, including:

Base a significant portion of executive compensation opportunity on financial performance	Maintain an anti-hedging and pledging policy
Set annual incentive targets for our executive officers based on objective performance measures	Offer equity and cash compensation to our executive officers which we believe incentivizes them to deliver both short-term and long-term shareholder value
Maintain a forfeiture and clawback policy that complies with SEC rules	Mitigate dilution by use of our share buyback program and a net issuance mechanism
Maintain a majority independent Board	Maintain an independent compensation committee which engages an independent compensation advisor
Maintain entirely independent Board committees	Cap short-term performance-based cash bonus payments at 150% of target
Emphasize pay-for-performance – meaning the earning of annual bonuses are subject to the attainment of objective performance measurements	Regularly review the executive compensation and peer group data

OVERVIEW OF 2025 EXECUTIVE COMPENSATION PROGRAM
Our executive compensation program is designed to recruit, motivate and retain highly qualified executive officers, reward strong Company performance and align the long-term interests of our executive officers with those of our shareholders. We do this by offering competitive compensation that is reflective of market practices and comprised of elements that promote strong short- and long-term performance. The table below offers a snapshot of the key components of our executive compensation program and the rationale underlying each element.

COMPONENT	FORM	PURPOSE
Base Salary	Cash	Fixed cash compensation that provides a base level of cash compensation for performing day-to-day job responsibilities, based on level of responsibility
Short-Term Incentive	Cash	Variable annual performance-based award opportunity based on achievement with respect to Company defined goals and metrics
Long-Term Incentive	Time-based Restricted Share Units
Multiyear time-based award that aligns the interest of our Named Executive Officers, or NEOs, with shareholders and promotes retention by vesting over a four-year period subject to employment with the Company through each vesting date

ENVIRONMENTAL, SOCIAL AND GOVERNANCE
Taboola believes social responsibility, good governance, minding its environmental footprint and evolving its culture to powerfully support its strategies is critical to our long-term success. We firmly believe in the principles of sound governance and helping our clients succeed. We are dedicated to maintaining a global and inclusive workplace, consistent with applicable laws and regulations, where employees feel valued and engaged. We believe we have a responsibility to enrich our communities, both in the way we carry out our operations and in the platform and services we offer. As part of these efforts, the Nominating and Governance Committee oversees our strategies, policies, and practices relating to environmental, social and governance matters.
ADDITIONAL VOTING INFORMATION
Quorum: At the Annual Meeting, the presence in person or by proxy of two or more shareholders holding not less than thirty-three and one-third percent (33 1∕3%) of the voting power of the shares issued and outstanding and entitled to vote at the Annual Meeting is required for the Annual Meeting to proceed. Abstentions and broker non-votes will qualify for determining whether there is a quorum.
Taboola  4  2026 Proxy Statement

Proposal 1: Re-election of Two Class II Directors. The nominees for director are elected by a majority of the votes cast. This means that the number of votes cast “FOR” a director nominee must exceed the number of votes cast “AGAINST” the nominee. If the nominee receives more votes cast “FOR” their election than “AGAINST” they will be elected as a Class II director to serve until the 2029 Annual General Meeting of Shareholders and until their successor is duly elected and qualified. Abstentions and broker non-votes will have no effect on the outcome of this proposal.
Proposal 2: Advisory Approval on Executive Compensation. The approval, on an advisory basis, of the compensation of our NEOs in this Proxy Statement requires the “FOR” vote of a majority of the voting power of the shares present in person or represented by proxy entitled to vote and voting on such proposal. Abstentions and broker non-votes will have no effect on the outcome of this proposal.
Proposal 3: To approve the Compensation Policy for the Company’s executive officers and directors. The approval of the Compensation Policy in this Proxy Statement is subject to the fulfillment of one of the following additional voting requirements: (i) the majority of the Ordinary shares that are voted at the Annual Meeting in favor of Proposal 3, excluding abstentions, includes a majority of the votes of shareholders who are not controlling shareholders or do not have a personal interest for approval of Proposal 3 (each, an “Interested Shareholder”); or (ii) the total number of Ordinary shares of the shareholders mentioned in clause (i) above that are voted against such proposal does not exceed two percent (2%) of the total voting rights in the Company.
Note Regarding Proposal 3: For the purpose of Proposal 3, a “controlling shareholder” is any shareholder that has the ability to direct the Company’s activities (other than by means of being a director or office holder of the Company). A person is presumed to be a controlling shareholder if it holds or controls, by himself or together with others, one half or more of any one of the “means of control” of a company. “Means of control” is defined as any one of the following: (i) the right to vote at a general meeting of a company, or (ii) the right to appoint directors of a company or its chief executive officer. A “personal interest” of a shareholder in an action or transaction of a company includes a personal interest of any of the shareholder’s relatives (i.e. spouse, brother or sister, parent, grandparent, child as well as child, brother, sister or parent of such shareholder’s spouse or the spouse of any of the above) or an interest of a company with respect to which the shareholder or the shareholder’s relative (as defined above) holds 5% or more of such company’s issued shares or voting rights, in which any such person has the right to appoint a director or the chief executive officer or in which any such person serves as director or the chief executive officer, including the personal interest of a person voting pursuant to a proxy which the proxy grantor has a personal interest, whether or not the person voting pursuant to such proxy has discretion with regards to the vote; and excludes an interest arising solely from the ownership of ordinary shares of a company.
Proposal 4: To approve the compensation terms for our Chief Executive Officer (and Director). The approval of the compensation terms for our Chief Executive Officer (and Director) in this Proxy Statement requires the “FOR” vote of a majority of the voting power of the shares present in person or represented by proxy entitled to vote and voting on such proposal. Abstentions and broker non-votes will have no effect on the outcome of this proposal.
Proposal 5: Re-Appointment of Independent Auditors. The ratification of the appointment of Kost, Forer, Gabbay & Kasierer, a member of Ernst & Young Global, as our independent registered public accounting firm requires the “FOR” vote of a majority of the voting power of the shares present in person or represented by proxy entitled to vote and voting on such proposal. Abstentions and broker non-votes will have no effect on the outcome of this proposal.
If your shares are held by a broker, you must instruct your broker how to vote for Proposals 1, 2, 3 and 4. If you have not instructed the broker how to vote, your shares will not be voted with respect to Proposals 1, 2, 3 and 4, however, your broker does have the discretionary authority to vote your shares on Proposal 5.
Important Notice Regarding Proxy Materials for the Annual Meeting to be held on
June 9, 2026 at 9:00 a.m. (Eastern Time) / 4:00 p.m. (Israel Time)
via the internet at www.virtualshareholdermeeting.com/TBLA2026

The proxy statement and annual report to shareholders are available at:
www.proxyvote.com
Taboola  5  2026 Proxy Statement

Corporate Governance at Taboola
OVERVIEW
Taboola is committed to effective corporate governance and independent oversight by our Board. Our programs and policies are informed by engagement with our shareholders as well as a guiding principle that the Board is accountable for representing the best interests of our shareholders, accomplished primarily through independence, diversity of experience and engagement with shareholders and other key constituents. The information set forth below is as of March 31, 2026.
Board Composition Highlights

SHAREHOLDER ENGAGEMENT
We believe that effective corporate governance includes regular, constructive conversations with our shareholders, and we value our shareholders’ continued feedback and opinions. All feedback is reviewed and considered as appropriate for the Company’s strategy, business growth and maturity stage. We are committed to maintaining an active dialogue to understand the priorities and concerns of our shareholders on a variety of topics, including business strategy, executive compensation and corporate governance. Maintaining an active dialogue with our shareholders is consistent with our corporate values of open communication and accountability and we intend to continue these efforts in the future.
BOARD OF DIRECTORS COMPOSITION
The Nominating and Governance Committee, with input from the Board, is responsible for nominating directors for election each year and evaluating the need for new director candidates as appropriate. This assessment includes an evaluation of each director nominee’s skills and experience, and independence, as well as consideration of diverse perspectives and experiences, and other characteristics, such as race/ethnicity, gender and nationality, in the context of the needs of the Board.
Director Independence
Our Board has undertaken a review of the independence of each director who served during 2025. Based on information provided by each non-employee director concerning their background, employment and affiliations, our Board determined that all of our non-employee directors (except for Monica Mijaleski) meet the categorical standards for independence under the applicable rules and regulations of the SEC and satisfy the qualifications for independence under the Nasdaq Global Select Market (“Nasdaq”) listing standards.
Taboola  6  2026 Proxy Statement

In making these determinations, our Board considered the current and prior relationships that each non-employee director has with our Company and all other facts and circumstances our Board deemed relevant in determining their independence, including the beneficial ownership of Taboola securities by each such non-employee director or affiliated entities, and their involvement in any transactions described under the heading “Related Party Transactions.”
Director Nominee Qualifications, Diversity and Skills
We believe that our Board should have a variety of qualifications, skill sets and experience that, when taken as a whole, best serve the Company and our shareholders. We recognize the importance of diversity with regard to the composition of the Board and seek to have a Board that consists of members with a diversity of experience, perspectives and viewpoints, including diversity with respect to gender, race, ethnicity and nationality in compliance with applicable laws and regulations.
Identifying Director Nominees
In connection with nominating directors for election each year and evaluating the need for new director candidates as appropriate, including skill sets, diversity and specific business background, the Nominating and Governance Committee, with input from the entire Board and management, focuses on the Board’s capabilities and functioning as a whole. The Nominating and Governance Committee evaluates candidates recommended by shareholders using the same criteria it applies to evaluate other candidates. Shareholders who wish to recommend a director candidate should submit the candidate’s name and background information in writing to our Corporate Secretary at 16 Madison Square West, 7th Floor, New York, NY 10010. The Board expects all directors and director nominees to possess the following attributes or characteristics:
•	The highest personal and professional ethics and integrity;
•	Proven achievement and competence in their respective field and the ability to exercise sound business judgment;
•	Skills that are complementary to those of the existing Board;
•
The ability and commitment to attend Board and committee meetings and to invest sufficient time and energy in monitoring management’s conduct of the business and compliance with Taboola’s operating and administrative procedures; and

•	An understanding of the fiduciary responsibilities that are required of a member of the Board and the commitment of time and energy necessary to diligently carry out those responsibilities.
BOARD OF DIRECTORS LEADERSHIP STRUCTURE
Our Board periodically evaluates our leadership structure and combination or separation of the Chief Executive Officer and Chair of the Board roles is driven by our needs at any point in time. As a result, no policy exists requiring combination or separation of these leadership roles and our governing documents do not mandate a particular structure. This approach has allowed our Board the flexibility to establish the most appropriate structure for the Board at any given time.
At this time, our Board believes that having an independent Chair provides strong independent leadership and oversight for our Company and our Board. The separation of the Chair and CEO positions allows our independent Chair to focus on the governance of our Board, Board meeting agenda planning, the recruitment of new directors and Board committee responsibilities. Furthermore, this structure allows our CEO to focus his attention on the business and execution of the Company’s strategy. The Company believes that the Board’s current leadership structure supports the risk oversight function of the Board.
The chair of our Nominating and Governance Committee oversees the annual Board and Committee self-evaluation process. The Nominating and Governance Committee chair conducted one-on-one meetings with each director and discussed a variety of Board and committee-specific topics, including the effectiveness of the Board and its committees and their respective chairpersons, the effectiveness of the Board and committee meetings and their relationships with management, the appropriateness of their roles and responsibilities, and areas for possible improvement. The responses were reviewed, compiled and discussed by the directors. The Nominating and Governance Committee is responsible for establishing the Board and committee evaluation process each year and may determine to use an independent third-party evaluation process from time to time in the future.
Taboola  7  2026 Proxy Statement

BOARD OF DIRECTORS’ ROLE IN RISK OVERSIGHT
Our Board oversees the risk management activities designed and implemented by our management team and also considers specific risk topics, including risks associated with our strategic initiatives, cybersecurity, business plans and capital structure. The Board executes its oversight responsibilities both directly and through its committees. Our management, including our executive officers, is primarily responsible for managing the risks associated with the operation and business of the Company and reports periodically to the Board and the Audit Committee on risk management activities, including cybersecurity. Our Board has delegated to the Audit Committee oversight of its risk management process, and our other Board committees also consider risks related to the performance of their respective committee responsibilities. All committees report to the Board as frequently as appropriate, including when a matter rises to the level of a material or enterprise risk.
MEETINGS OF THE BOARD OF DIRECTORS AND ANNUAL MEETING OF SHAREHOLDERS
During 2025, the Board held 4 meetings, and each of the incumbent directors attended at least 75% of the total of all meetings of the Board and committees on which the director served during his or her service as a director during the year. Although Taboola does not have a formal policy regarding attendance of directors at the annual meeting of shareholders, all directors are encouraged to attend. Mr. Singolda attended the 2025 annual meeting of shareholders.
COMMITTEES OF THE BOARD OF DIRECTORS
The Board has the following committees to assist it in carrying out its responsibilities, and each operates under a written charter, a copy of which is available under the “Corporate Governance” section in the “Investor Relations” portion of our website at www.taboola.com. The charter for each committee, which establishes its roles and responsibilities and governs its procedures, is to be reviewed annually with any changes subject to Board approval.

AUDIT COMMITTEE
Current Membership: Richard Scanlon (Chair); Zvi Limon; Gilad Shany (Chair-elect, effective May 2026) Meetings Held: 4	Primary Responsibilities:
	(i)	retaining and, if so determined, terminating our independent auditors, subject to ratification by the Board, and in the case of retention, subject to ratification by the shareholders;
	(ii)	pre-approving audit and non-audit services to be provided by the independent auditors and related fees and terms;
	(iii)	overseeing the accounting and financial reporting processes of our Company;
	(iv)	managing audits of our financial statements;
	(v)	preparing all reports as may be required of an audit committee under the rules and regulations promulgated under the Securities Exchange Act of 1934 (“Exchange Act”);
	(vi)	reviewing with management and our independent auditor our annual and quarterly financial statements prior to publication, filing, or submission to the SEC;
(vii)
recommending to the Board the retention and termination of the internal auditor, and the internal auditor’s engagement fees and terms, in accordance with the Israeli Companies Law, 5759-1999, or the Companies Law, as well as approving the yearly or periodic work plan proposed by the internal auditor;

	(viii)	reviewing with our general counsel and/or external counsel, as deemed necessary, legal and regulatory matters that may have a material impact on the financial statements;
	(ix)	identifying irregularities in our business administration, inter alia, by consulting with the internal auditor or with the independent auditor, and suggesting corrective measures to the Board;
(x)
reviewing policies and procedures with respect to transactions (other than transactions related to compensation or terms of services) between the Company and officers and directors, affiliates of officers or directors, or transactions that are not in the ordinary course of the Company’s business and deciding whether to approve such acts and transactions if so required under the Companies Law, Nasdaq rules or other applicable rules or regulations; and

	(xi)	establishing procedures for handling employee complaints relating to the management of our business and the protection to be provided to such employees.

All members meet the independence requirements of the listing standards of Nasdaq and the rules and regulations of the SEC. Each member of the Audit Committee meets the financial literacy requirements of the current listing standards. In addition, the Board has determined that Richard Scanlon is an Audit Committee financial expert (as defined by SEC rules).

Taboola  8  2026 Proxy Statement

COMPENSATION COMMITTEE
Current Membership: Erez Shachar (Chair); Zvi Limon; Nechemia J. Peres Meetings Held: 5	Primary Responsibilities:
(i)
recommending to our Board for its approval a compensation policy, in accordance with the requirements of the Companies Law, as well as other compensation policies, incentive-based compensation plans, and equity-based compensation plans, overseeing the development and implementation of such policies, and recommending to our Board any amendments or modifications the committee deems appropriate, including as required under the Companies Law;

(ii)
reviewing and approving the granting of options and other incentive awards to our Chief Executive Officer and other executive officers; reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer and other executive officers; evaluating their performance in light of such goals and objectives;

	(iii)	approving and exempting certain transactions regarding office holders’ compensation pursuant to the Companies Law;
(iv)
administering our equity-based compensation plans, including without limitation, approving the adoption of such plans, amending and interpreting such plans, and the awards and agreements issued pursuant thereto, and making and determining the terms of awards to eligible persons under the plans; and

	(v)	establishing, approving and administering policies with respect to the recovery or “clawback” of incentive-based compensation in accordance with SEC, Companies Law and Nasdaq rules.
All members meet the independence requirements of the listing standards of Nasdaq.

NOMINATING AND GOVERNANCE COMMITTEE
Current Membership: Nechemia J. Peres (Chair); Erez Shachar; Gilad Shany Meetings Held: 3	Primary Responsibilities:
	(i)	overseeing and assisting our Board in reviewing and recommending nominees for election of directors;
	(ii)	assessing the performance of the members of our Board;
(iii)
establishing and maintaining effective corporate governance policies and practices, including, but not limited to, developing and recommending to our Board a set of corporate governance guidelines applicable to our business; and

	(iv)	overseeing the Company’s strategies, policies, and practices relating to environmental, social and governance matters.
All members meet the independence requirements of the listing standards of Nasdaq.

CORPORATE GOVERNANCE GUIDELINES AND CODE OF CONDUCT
We have adopted Corporate Governance Guidelines that address items such as the qualifications and responsibilities of our directors and director nominees, conflicts of interest, succession planning, committee composition, director term limits, and other important governance policies and principles.
Additionally, we have adopted a Code of Conduct that applies to all our employees, officers and directors. Our Code of Conduct addresses, among other things, competition and fair dealing, gifts and entertainment, conflicts of interest, international business laws, financial matters and external reporting, company assets, confidentiality and corporate opportunity requirements and the process for reporting violations of the Code of Conduct.
The Corporate Governance Guidelines and Code of Conduct are available under the “Corporate Governance” section in the “Investor Relations” portion of our website at www.taboola.com.
COMMUNICATION WITH THE BOARD OF DIRECTORS
Shareholders and interested parties who wish to contact the Board or the Chairman should address correspondence to the Chairman in care of the Corporate Secretary as shown below. The Corporate Secretary will review and forward appropriate correspondence to the Chairman or the most relevant person or persons for response.
Chairman of Taboola.com Ltd.
c/o Office of the Corporate Secretary
16 Madison Square West, 7th Floor
New York, NY 10010
NON-EMPLOYEE DIRECTOR COMPENSATION
Members of the Board who are not employees are eligible for compensation under our Compensation Policy for Executive Officers and Directors, or the Compensation Policy. The Compensation Policy was adopted by the Board and approved by shareholders in June 2021, with the objective of assembling a high-performing Board that could best guide the Company in achieving its strategic
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and operational goals and promote long-term shareholder value. As required by the Companies law, the Compensation Policy is being submitted for shareholder approval again at this Annual Meeting. The Compensation Policy is periodically reviewed under the combined leadership of the Compensation Committee and the Board to ensure that it continues to satisfy the Board’s overall compensation objectives and philosophy. The Compensation Committee and Board are aided in their review by an independent compensation consultant, Pearl Meyer & Partners, LLC (“Pearl Meyer”), which provides compensation benchmarking and consultation services.
For 2025, each of the non-employee directors received the following cash compensation which is paid in quarterly installments: (i) annual Board retainer of $40,000 (or $140,000 for the chairperson); (ii) $10,000 per membership of the Audit Committee (or $20,000 for the chairperson); (iii) $7,500 per membership of the Compensation Committee (or $15,000 for the chairperson); (iv) and $4,000 per membership of the Nominating and Governance Committee or any other Board Committee (or $8,000 for the chairperson).
In addition, upon election or appointment, non-employee directors will be granted a restricted share unit award under our equity incentive plan at a value of $360,000, which will vest over a period of one year, and thereafter, provided the director is still in office, an annual restricted share unit award of $190,000, which will vest over a period of one year.
Director Share Ownership Guidelines
To further align the interests of our non-employee directors with the Company’s shareholders, the Board adopted and the shareholders approved share ownership guidelines, or Director Guidelines, for our non-employee directors. Pursuant to the Director Guidelines, all non-employee directors are expected to own shares in the Company with an aggregate value equal to four times their annual cash Board retainer fee, excluding any additional cash retainers for committee service on the latter of the fourth anniversary of: (i) the adoption of the Director Guidelines or (ii) the non-employee director’s initial election to the Board. The following equity holdings qualify toward satisfaction of the Director Guidelines:
(i)	held directly or indirectly by the director including shares held in joint accounts;
(ii)	held by a trust of which the director is a trustee or a primary beneficiary; and
(iii)	the receipt of which were deferred under any Company approved deferred compensation plan or arrangement for non-employee directors, so long as such shares are vested.
Unexercised options to purchase Ordinary shares of the Company do not count toward the Guidelines.
The level of ownership is calculated as of March 27, 2026, the same date used for the Security Ownership of Certain Beneficial Owners and Management Table below, and by reference to the closing price of our Ordinary shares on Nasdaq on that date. As of March 27, 2026, each non-employee director exceeded their Director Guidelines of four times their annual cash Board retainer fee.
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2025 Director Compensation
The following table summarizes compensation paid to our non-employee directors during the year ended December 31, 2025. Directors who are also our employees receive no additional compensation for their service as a director. During the year ended December 31, 2025, Mr. Singolda, Taboola’s Founder and CEO, was an employee. Mr. Singolda’s compensation is discussed in the “Executive Compensation” section beginning on page 20.

NAME	FEES EARNED OR PAID IN CASH ($)	STOCK AWARDS ($)(1)	TOTAL ($)
Deirdre Bigley(2)	23,750	—	23,750
Lynda Clarizio(2)	21,375	—	21,375
Zvi Limon	150,375	190,000	340,375
Monica Mijaleski	38,750	190,000	228,750
Nechemia J. Peres	52,125	190,000	242,125
Rick Scanlon	58,750	190,000	248,750
Erez Shachar	57,500	190,000	247,500
Gilad Shany(3)	52,500	190,000	242,500

(1)
As of December 31, 2025, each non-employee director, other than Mses. Bigley and Clarizio, had 58,068 unvested RSUs which will vest 100% on May 1, 2026, subject to their continuous Board service through the vesting date.

(2)	Mses. Bigley and Clarizio ceased serving on the Board effective as of the Company’s 2025 Annual Meeting of Shareholders held on June 4, 2025.
(3)
As of December 31, 2025, Mr. Shany had 59,172 vested RSUs. The RSUs will not convert to Ordinary shares until the satisfaction of an additional time-based settlement condition to occur in August 2026. The settlement is not conditioned on Mr. Shany’s continuous service through the settlement date.

RELATED PARTY TRANSACTIONS
Related Party Transaction Policy
Our policy is that any transactions with related parties must be on terms that, on the whole, are no less favorable to Taboola than those that are available from unaffiliated third parties.
The Companies Law requires that an office holder promptly disclose to the board of directors any personal interest and all related material information known to such office holder concerning any existing or proposed transaction with the company. A personal interest includes an interest of any person in an act or transaction of a company, including a personal interest of one’s relative or of a corporate body in which such person or a relative of such person is a 5% or greater shareholder, director, or general manager or in which such person has the right to appoint at least one director or the general manager, but excluding a personal interest stemming solely from one’s ownership of shares in the company. A personal interest includes the personal interest of a person for whom the office holder holds a voting proxy or the personal interest of the office holder with respect to the office holder’s vote on behalf of a person for whom he or she holds a proxy even if such shareholder has no personal interest in the matter.
If it is determined that an office holder has a personal interest in a non-extraordinary transaction (meaning any transaction that is in the ordinary course of business, on market terms or that is not likely to have a material impact on the company’s profitability, assets or liabilities), approval by the board of directors is required for the transaction unless the company’s articles of association provide for a different method of approval. Any such transaction that is adverse to the company’s interests may not be approved by the board of directors.
Approval first by the Company’s Audit Committee and subsequently by the Board of Directors is required for an extraordinary transaction (meaning any transaction that is not in the ordinary course of business, not on market terms or that is likely to have a material impact on the Company’s profitability, assets or liabilities) in which an office holder has a personal interest.
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A director and any other office holder who has a personal interest in a transaction which is considered at a meeting of the Board of Directors or the Audit Committee may generally (unless it is with respect to a transaction which is not an extraordinary transaction) not be present at such a meeting or vote on that matter unless a majority of the directors or members of the Audit Committee, as applicable, have a personal interest in the matter. If a majority of the members of the Audit Committee or the Board of Directors have a personal interest in the matter, then all of the directors may participate in deliberations of the Audit Committee or Board of Directors, as applicable, with respect to such transaction and vote on the approval thereof and, in such case, shareholder approval is also required.
Under the Companies Law, in addition to the approval of the Board, the approval of the Audit Committee or the Compensation Committee (as the case may be), and in some cases, the shareholders of the Company is required to effect specified actions and transactions with office holders and controlling shareholders and their relatives, or in which they have a personal interest. The term “Controlling Shareholder” means any shareholder with the ability to direct the activities of the company, other than by virtue of being an office holder. A shareholder is presumed to be a Controlling Shareholder if the shareholder holds 50% or more of the voting rights in a company or has the right to appoint 50% or more of the directors of the company or its chief executive officer. For the purpose of approving transactions with controlling shareholders, the term “controlling shareholder” also includes any shareholder that holds 25% or more of the voting rights of the company if no other shareholder holds more than 50% of the voting rights in the company. For purposes of determining the holding percentage stated above, two or more shareholders who have a personal interest in a transaction that is brought for the company’s approval are deemed as joint holders.
As of the date of this Proxy Statement, we do not have a controlling shareholder as defined under the Companies Law.
Related Party Transactions (US dollars in thousands, except per share amounts)
The Company is a party to certain transaction-related agreements with Yahoo, pursuant to which the Company issued 39,525,691 Ordinary shares and 45,198,702 Non-voting Ordinary shares to Yahoo, and granting Yahoo the right to appoint one representative to the Company’s board of directors, resulting in Yahoo to become a principal shareholder effective the Transaction closing on January 17, 2023.
The Company and its affiliates are parties to several agreements in the ordinary course of business with Yahoo and its affiliates. Revenues from the related party are derived from Yahoo’s advertiser spend on the Company’s network, for which Yahoo is the billing entity. Traffic acquisition cost to the related party is compensation for placing Taboola’s platform on Yahoo’s digital property. In connection with these agreements, the Company recorded revenue from Yahoo in the amount of $201,638 which represents 10.5% of the Company’s total revenue for the year ended December 31, 2025. In addition, the Company recorded traffic acquisition costs related to Yahoo in the amount of $348,995 for the year ended December 31, 2025. Certain traffic acquisition costs for the years ended December 31, 2025 noted herein, are unaffiliated with the Yahoo revenues recorded for this period.
As of December 31, 2025 in regards to Yahoo, the Company’s balances of trade receivables was $39,210 which represented approximately 10.9% of the Company’s trade receivables and its balance of trade payables was $70,950 associated with the revenues presented on a gross and net basis.
The Company and Yahoo, pursuant to the Omnibus Agreement entered into on November 28, 2022, each agreed to pay certain expenses in connection with the transaction and each party agreed to reimburse the other for some or all of these expenses. Under these arrangements, the Company recognized expenses, net of $(1,441) for the year ended December 31, 2025.
On February 24, 2025, the Company and Yahoo entered into a Share Repurchase Agreement (“Repurchase Agreement”). In accordance with the Repurchase Agreement, the Company may conduct weekly repurchases of Yahoo’s Non-voting Ordinary shares at a purchase price determined by a market based pricing formula as specified in the Repurchase Agreement. The maximum amount of Non-voting Ordinary shares that may be repurchased each week will be 25% of the applicable allowable limit under Rule 10b-18 of the Securities Exchange Act of 1934. The Repurchase Agreement terminates upon the earlier of: (i) the Company obtaining regulatory approval permitting Yahoo’s equity ownership in the Company to exceed 25%; (ii) the Company determining, as specified in the Repurchase Agreement, that no such approval is required; or (iii) December 31, 2025. On March 14, 2025, the Company and Yahoo amended the Repurchase Agreement to modify the number shares the Company may repurchase each week from 25% to up to 1/3rd of the weekly applicable allowable limit under Rule 10b-18. The prior agreement limited the amount of shares the Company could repurchase in the open market. The amendment enables the Company to repurchase up to the maximum allowable Rule 10b-18 limit
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while keeping Yahoo’s ownership of Taboola’s outstanding shares from reaching 25% or more. Under the Repurchase Agreement, through October 14, 2025, the Company purchased 14,170,762 Non-voting Ordinary shares for an aggregate purchase price of approximately $44,288. On October 15, 2025, the Repurchase Agreement terminated in accordance with its terms, following notice from Israeli counsel that approval from the Israeli Competition Authority was not required.
On November 10, 2025, the Company entered into a privately negotiated share repurchase agreement (the “Share Repurchase Agreement”) with certain funds affiliated with Pitango Venture Capital to repurchase 6,387,648 of the Company’s Ordinary shares (the “Repurchase”) for consideration consisting of $3.67 per share, or an aggregate of approximately $23,400 in cash. The Repurchase was done under the Company’s existing repurchase authorization. Nechemia J. Peres, who is currently a member of the Company’s board of directors, is the Managing General Partner and Co-Founder of Pitango Venture Capital. The Repurchase was approved by the Company’s Audit Committee and was consummated on November 10, 2025.
HUMAN CAPITAL
We strive to create a diverse, inclusive and ambitious environment where every employee can discover and unleash their potential to achieve individual and collective success, in compliance with applicable laws and regulations. Our employees are our most valuable asset.
Employees
On December 31, 2025, we had approximately 2,000 employees, the majority of which have been employed by Taboola for over three years (including service periods of persons employed by Connexity prior to Taboola’s acquisition of Connexity). We have approximately 400 employees working in research and development, with an average tenure of six years.
As of December 31, 2025, our employees are not covered by a collective bargaining agreement, except as required by law under arrangements in France, Spain, and Brazil, covering a total of approximately 90 employees. We have never experienced a general strike or similar work stoppage.
Transparency
The ability to be transparent and share and discuss our business challenges and opportunities openly and broadly with all our employees is important to our success. We promote an open dialogue with our employees through all-hands meetings, usually twice a month, which include Q&A sessions with senior leadership. We conduct annual and topic-specific employee feedback surveys which consistently close to 90% or higher response rate. Survey results are shared publicly with our managers and employees. We continue to adjust our investment in human capital based on the feedback from our employees.
Talent Acquisition and Development
We are focused on recruiting and retaining talented employees across the organization, with a particular focus on unique talent in algorithms, product, customer relationship management and many other areas that are critical to our success. We continue to invest to hire and retain top talent in all of our offices, and provide competitive compensation for our employees and a range of flexible benefits, including an industry-leading parental leave policy. We are proud to have been consistently recognized as a top employer across the globe. In 2025, we received our first-ever Great Place to Work awards in APAC, with wins across Thailand, Taiwan, and India. This success extended to the U.S. where we earned a Great Place to Work award and were named a Best Workplace in Marketing & Advertising by Fortune, as well as one of the 100 best large companies to work for by Built In in our major offices across New York, Boston, Los Angeles, Chicago and Atlanta. We were also named a Best Place to Work by UK’s Campaign and a top high-tech company in Israel by Dun & Bradstreet. Our strong external reputation led to a quarterly average of over 70,000 candidates applying to work at Taboola in 2025. For new hires, we developed an onboarding program tailored towards their roles and responsibilities. On an ongoing basis, we invest in training and development programs that help our employees achieve their career goals, build management skills and lead their organizations. We have two formal career feedback discussions per year where managers and their employees discuss progress and feedback for each other. We believe in developing and promoting top talent from within and in 2025, approximately 15% of our employees were offered an opportunity for career advancement within the company.
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Performance and Alignment
We seek to implement a “pay for performance” culture that we believe drives superior results. We invest in our workforce by offering competitive salaries, incentives, and benefits. We align the interests of our employees with those of Taboola through a broad-based equity award program, generally with a four-year vesting schedule. Typically, employee bonus plans are based on both personal and company goals.
Wellness and Diversity
In 2020, we launched a global taskforce that is focused on promoting wellness and diversity within our organization. The task force works with our senior management team to address global wellness and diversity topics and develop relevant initiatives to ensure we continue to build a culture where every employee feels valued, seen, and heard. We continue to have a mechanism for employees to anonymously voice concerns.
Throughout 2025, we continued to see the results of our initiatives. With respect to finding top diverse talent, we continued assessing our current workforce demographics by region and business unit, and measured our goals and guidelines in efforts of diversifying our recruitment funnel at the first assessment stage. We are committed to wellness and diversity in recruiting with our Diverse Interview Slate Campaign to promote diversity in the interview process and reduce biases, which has led to hiring more women managers in technical roles. We further invested in strategic partnerships with employment platforms that provide us multi-pronged access to highly skilled underrepresented talent, who may not currently be on our platform, such as Built-In, Ivy Research Council, and Jopwell. As a result, in 2025, we saw that 53% of our new hires were women and 26% of those women were hired into technical positions.
Within the organization, in 2025 we had nine Employee Resource Groups with each having an annual budget to sponsor programming and events. We also have a mentorship program connecting Black, Indigenous and People of Color (BIPOC) talent to senior leaders. We continue to have a number of global and region-specific initiatives held to promote a culture of inclusion and belonging - such as, workshops, panels, networking events and communities for various interest groups. We also partner with Gold Enterprises to create robust programming for our multi-year wellness and diversity training plan.
We are committed to building a long-term plan that will help foster a community that is diverse and inclusive, both internally and externally, consistent with applicable laws and regulations.
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PROPOSAL 1:
Re-election of Class II Directors
Our Board currently has seven directors and is divided into three classes with staggered three-year terms as follows:
•	the Class I director is Erez Shachar and his term will expire at the annual meeting of shareholders to be held in 2028.
•	the Class II directors are Nechemia J. Peres, Richard Scanlon and Gilad Shany, and their terms will expire at the Annual Meeting.
•	the Class III directors are Zvi Limon, Monica Mijaleski and Adam Singolda, and their terms will expire at the annual meeting of shareholders to be held in 2027.
At each annual general meeting of shareholders, the election or re-election of directors following the expiration of the term of office of the directors of that class will be for a term of office that expires on the date of the third annual general meeting following such election or re-election.
Board Restructuring
After consultation with the Board chair, with respect to the three Class II directors eligible for re-election at this Meeting, the Nominating and Governance Committee nominated Nechemia J. Peres and Gilad Shany for re-election. Mr. Richard Scanlon will remain a director through the Annual Meeting. The Company recognizes and thanks him for his dedicated service and significant contributions.
Director Nominee
At the Annual Meeting, shareholders will be asked to re-elect Nechemia J. Peres and Gilad Shany. If re-elected at the Annual Meeting, Nechemia J. Peres and Gilad Shany will serve until the 2029 annual general meeting of shareholders, and until their successor has been duly elected and qualified, or until their office is vacated in accordance with our Articles of Association or the Companies Law.
In accordance with the Companies Law, Nechemia J. Peres and Gilad Shany have certified to us that they meet all the requirements of the Companies Law for election as a director of a public company, and possess the necessary qualifications and have sufficient time to fulfill their duties as a director of the Company, taking into account the size and special needs of the Company. During 2025, each Class II director up for election attended 75% or more of total meetings of the Board and committees on which he served during 2025.
The Nominating and Governance Committee of our Board recommended that each of Mr. Peres and Mr. Shany be re-elected at the Annual Meeting as a Class II director for a term to expire at the 2029 annual meeting of our shareholders, and until his successor has been duly elected and qualified, or until his office is vacated in accordance with our Articles of Association or the Companies Law. Our Board approved this recommendation.

The Board of Directors unanimously recommends that you vote FOR the Class II nominees for director.

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CLASS I DIRECTOR (TERM EXPIRES 2028)

Erez Shachar Independent
Co-founder and Managing Partner, Qumra Capital Management Ltd | Age: 62
| Director since: 2007 | Committees: Compensation Committee (Chair); Nominating and Governance Committee
Mr. Shachar has served on Taboola’s Board since 2007. Mr. Shachar is the co-founder and managing partner of Qumra Capital Management Ltd., a venture capital firm founded in 2014. Since 2004, Mr. Shachar has also served as managing partner of Evergreen Venture Partners Ltd., a venture capital firm, focusing on investment opportunities in technology companies. Mr. Shachar has served as a member of the board of directors of Fiverr, Varonis Systems, Peer 39, Traiana Inc., Identify, Itemfield Inc., eGlue Business Technologies Inc., and Aduva Inc. Also, as of December 31, 2021, Mr. Shachar serves as a member of the board of directors of Riskified Ltd. (NYSE: RSKD) and several private companies, including Talkspace. Prior to his Venture Capital career, Mr. Shachar was the Chief Executive Officer of Nur Macroprinters, (Nasdaq: NURM) which was acquired by HP. Mr. Shachar holds a B.S. degree in Math and Computer Science from Tel Aviv University and an M.B.A. from the INSEAD Business School.

Mr. Shachar brings to our Board, due to his extensive experience providing strategic and investment advisory services to companies, his understanding of our company acquired during his years of service on our Board, and his experience as a board of directors member of various public and private companies.

CLASS II DIRECTOR (TERM EXPIRES 2026)

Richard Scanlon Independent
Founding Partner, Marker LLC | Age: 56 | Director since: 2018 | Committee: Audit Committee (Chair)
Mr. Scanlon has served on Taboola’s Board since 2018 and has been an investor in Taboola since 2011. He is a founding partner of Innovation Endeavors which merged with Marker LLC in 2017, a New York and Israel-based venture capital firm he founded in 2011. At Marker LLC, Mr. Scanlon invested in a number of industry leading high-growth technology companies including Yext, Datorama, Dynamic Yield, Yotpo, Team8, Overwolf, Tufin, and Taboola. Prior to founding Marker LLC, Mr. Scanlon was a managing partner at Crescent Point, a Singapore-based venture and private equity firm he co-founded in 2003. Earlier in his career, Mr. Scanlon was an investment banker at Morgan Stanley and Credit Suisse. He earned a B.A. degree from Middlebury College, where he is currently a member of the Middlebury College Board of Trustees.

Mr. Scanlon’s extensive experience providing strategic and investment advisory services to companies, his understanding of our company acquired during his years of service on our Board, and his experience as a board of directors member of various public and private companies make him a valuable asset to our Board.

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CLASS II DIRECTOR NOMINEES (NOMINATED FOR TERM EXPIRING 2029)

Nechemia J. Peres Independent
Managing General Partner and Co-Founder, Pitango Venture Capital | Age: 67
| Director since: 2013 | Committees: Compensation Committee; Nominating and Governance Committee
Mr. Peres has served on Taboola’s Board since 2013. Mr. Peres is the managing general partner and co-founder of Pitango Venture Capital, Israel’s largest venture capital group, since its inception in 1996. Mr. Peres serves on the boards of directors of numerous Pitango portfolio companies. Mr. Peres also founded the Mofet Israel Technology Fund in 1992, one of Israel’s first venture capital funds. Mr. Peres is chairman of the Peres Center for Peace and Innovation. He co-founded and chaired the Israel Venture Association (IATI—Israel Advanced Technology Industries) and he chaired the Israel America Chamber of Commerce from 2008 to 2011. He received a Bachelor of Science in industrial engineering and management and an M.B.A. degree from Tel Aviv University.

Mr. Peres’ extensive experience providing strategic and investment advisory services to companies, his understanding of our company acquired during his years of service on our Board, and his experience as a board member of various public and private companies brings value to our Board.

Gilad Shany Independent
Managing Partner, ION Crossover Partners Ltd. | Age: 49 |  Director since: 2021 | Committees: Audit Committee; Nominating and Governance Committee
Mr. Shany has served on Taboola’s Board of Directors since June 2021. He is a co-founder and Managing Partner of ION Crossover Partners Ltd., an Israel-based crossover investment firm founded in 2018 that invests in leading global technology companies across private and public markets. Prior to co-founding ION, Mr. Shany spent over a decade investing in innovative growth companies at Baron Capital in New York and at Magma Venture Partners in Tel Aviv. Throughout his career, he has sourced and led investments in numerous high-growth technology companies, including Tesla, Mobileye, and Varonis Systems, Monday.com and others. Mr. Shany holds a B.S., magna cum laude, in Physics, Astronomy and Philosophy from Tel Aviv University and an M.B.A. with honors from The Wharton School of the University of Pennsylvania.

Mr. Shany’s extensive experience as an executive and investor, together with his educational background, make him a valuable asset to our Board.

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CLASS III DIRECTORS (TERM EXPIRES 2027)

Zvi Limon Independent Chairman of the Board
General Partner and Co-Founder, Magma Venture Partners | Age: 67 | Director since: 2007 | Committees: Audit Committee; Compensation Committee
Mr. Limon has served on Taboola’s Board since 2007 and served as its Chairman since 2018. Mr. Limon is a General Partner and co-founder of Magma Venture Partners. He has been an active investor in public and private technology companies in Israel and abroad since 1990. Prior to that, Mr. Limon was a management consultant at Bain & Co. in London and Shaldor Ltd. in Israel. He is also an experienced board member of various public and private companies. Mr. Limon holds an M.B.A degree from the INSEAD Business School and a B.A. in Business Administration and Economics from Bar Ilan University.

Mr. Limon brings extensive experience to our Board, due to his years of providing strategic and investment advisory services to companies and his deep understanding of our company from his years of service on our Board.

Monica Mijaleski Not Independent
Chief Financial Officer, Yahoo! | Age: 50 | Director since: 2023 | Committees: None
Ms. Mijaleski has served on Taboola’s Board since January 2023. Ms. Mijaleski currently serves as Yahoo’s Chief Financial Officer, a position she has held since September 2021. In this role she oversees all finance operations for Yahoo’s global business, including Controllership, FP&A, Treasury, Procurement, Internal Audit, Yield and Pricing, Real Estate and Research & Analytics. Prior to joining Yahoo, Ms. Mijaleski served as Group Chief Financial Officer of Verizon Media from February 2020 to September 2021 and as Vice President of Finance Media Brands and Business Development from May 2019 to February 2020. During the period from July 2016 to April 2019, Ms. Mijaleski served as News Corp’s Senior Vice President, Head of FP&A, Management Reporting and Financial Systems. Prior to joining News Corp in December 2015 as Vice President of Financial Planning Analysis, she began her career in 2005 at Sony Music holding roles of increasing responsibility. Ms. Mijaleski is a Certified Public Account and received her Masters in Professional Accounting at MacQuarie University in Sydney, Australia, and her Bachelor of Science (Biomedical Sciences) at University of Technology in Sydney, Australia.

Ms. Mijaleski’s experience leading the finance function of a global organization and significant experience in corporate finance and financial reporting acquired through senior executive roles provides the Board with a valuable understanding and perspective on corporate finance matters.

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Adam Singolda Not Independent
Founder and CEO, Taboola.com Ltd. | Age: 44 | Director since: 2007 | Committees: None
Mr. Singolda has been the Chief Executive Officer, as well as a director, of Taboola since it began operations in 2007. He also serves as a member of the board of directors of K Health, the healthcare startup he co-founded in 2016. Prior to that Mr. Singolda studied Computer Science at The Open University of Israel and spent 6½ years serving in an advanced cyber technology unit of the Israel Defense Forces, serving as a research and development engineer and manager. He graduated from the IDF officers’ academy with honors.

Mr. Singolda’s experience as the founder and Chief Executive Officer of Taboola makes him exceptionally well qualified to serve on our Board.

PROPOSAL
It is proposed that the following resolution be adopted at the Annual Meeting:
(a)
RESOLVED, that the re-election of Nechemia J. Peres and Gilad Shany as Class II directors of the Company, for a term of approximately three years that expires at the third annual general meeting of shareholders to be held following their re-election, and until the due election and qualification of their successor, be, and hereby is, approved in all respects.

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Executive Compensation
COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion & Analysis, or CD&A, explains our executive compensation program for our named executive officers, or NEOs, listed below. This CD&A also describes the Compensation Committee’s process for making pay decisions, as well as its rationale for specific decisions related to the year ended December 31, 2025.

NAME	AGE	POSITION
Adam Singolda	44	Founder and Chief Executive Officer
Stephen Walker	56	Chief Financial Officer
Eldad Maniv	57	President and Chief Operating Officer
Lior Golan*	55	Chief Technology Officer
Kristy Sundjaja	48	Chief People Officer

*
Effective February 2025, Mr. Golan no longer qualified as an “executive officer” or “officer” as defined under the Securities Exchange Act of 1934. This determination was a result of the Company’s and Mr. Golan’s mutual decision that he transition away from his substantial management responsibilities to focus on long-term strategic initiatives and select high impact products to drive the Company’s growth. Mr. Golan remains the Company’s Chief Technology Officer.

EXECUTIVE SUMMARY
We operate in the highly competitive advertising technology industry. To succeed in this environment, we must attract and retain high performing and experienced individuals, including executive officers with strong leadership skills who can run our business functions and achieve results that meet our clients’ needs and shareholders’ expectations. We have designed our executive compensation program to accomplish our goals in this highly competitive area for top talent, while at the same time fostering a “pay for performance” environment that aligns the long-term interests of our executive officers with the interests of our shareholders.
2025 Compensation Highlights
Our executive compensation program has three primary elements: base salary, annual short-term cash incentives, and long-term equity incentives. Each of these compensation elements serves a specific purpose in our compensation strategy. Base salary is an essential component to any market-competitive compensation program. Annual incentives reward the achievement of short-term goals, while long-term incentives drive our NEOs to focus on long-term sustainable shareholder value creation. Below are key highlights of the executive compensation decisions the Compensation Committee made with respect to target direct compensation for fiscal year 2025:
•	Base salaries: None of the NEOs received base salary increases in 2025 other than Ms. Sundjaja. See “Base Salaries” in this CD&A for details.
•
Annual short-term cash incentives: In 2025, Adjusted EBITDA goal (70% weighting) was achieved at 100% of target while the ex-TAC Gross Profit goal (30% weighting) was achieved at 101% of target performance, resulting in an overall award payout of 100%. See “Annual Short-Term Incentive Compensation” in this CD&A for details.

•
Annual long-term incentive compensation: For 2025, all long-term equity incentive awards were made as Time-Based Restricted Share Units (“RSUs”), consistent with market practice for companies of our size and maturity in our sector, that vest in equal quarterly installments over a four-year period. Target annual equity award values were determined based on our competitive market analysis and our compensation philosophy, which calibrates award levels between market median and 75th percentile. See “Long-Term Incentive Compensation” in this CD&A for details.

Taboola  20  2026 Proxy Statement

SAY-ON-PAY
The Company is committed to engagement with shareholders. We review any feedback we receive from our shareholders about our executive compensation program, including through the say-on-pay vote, discussed below, to ensure that we understand key matters of interest to them, and to enable us to take that feedback into consideration for our compensation decisions.
At our 2025 annual meeting, we held a non-binding advisory vote on executive compensation (commonly referred to as a “say-on-pay” vote). This say-on-pay received strong support from our shareholders, with over 85% of votes cast in support of the proposal. The Compensation Committee believes this vote demonstrated our shareholders’ positive view of our pay-for-performance philosophy and the appropriateness of our executive compensation structure.
EXECUTIVE COMPENSATION POLICIES AND PRACTICES
Our executive compensation program is designed to be heavily weighted towards compensating our executive officers based on our financial performance and may also be based on other strategic or operational goals. To that end, we have implemented executive compensation policies and practices that reinforce our pay for performance philosophy and align with sound governance principles. Our policy also includes measures designed to reduce the executive officer’s incentives to take excessive risks that may harm the Company in the long-term, such as limits on the value of cash bonuses and equity-based compensation, limitations on the ratio between the variable and the total compensation of an executive officer, and minimum vesting periods for equity-based compensation. Currently, the following compensation policies and practices are in place:

Base a significant portion of executive compensation opportunity on financial performance and long-term value creation	Maintain an anti-hedging and anti-pledging policy
Set annual incentive targets for our executive officers based on objective performance measures	Offer equity and cash compensation to our executive officers which we believe incentivizes them to deliver both short-term and long-term shareholder value
Maintain a forfeiture and clawback policy that complies with SEC rules	Mitigate dilution by use of our share buyback program and a net issuance mechanism
Maintain a majority independent Board	Maintain an independent compensation committee which engages an independent compensation advisor
Maintain entirely independent Board committees	Cap short-term performance-based cash bonus payments at 150% of target
Emphasize pay-for-performance – meaning the earning of annual bonuses are subject to the attainment of objective performance measurements	Regularly review the executive compensation and peer group data

WHAT GUIDES OUR PROGRAM
Compensation Philosophy and Objectives
Our executive compensation program is designed to attract, motivate and incentivize superior individual excellence and retain the key executives who drive our success. This section provides an overview of our executive compensation philosophy and objectives, and each component of our executive compensation program.
Our Philosophy
Our executive compensation program is designed to build long-term value for our shareholders and stakeholders by driving employee engagement and retention. Our goal is to align our executive pay with the success of our business. We do this by providing competitive base salaries, calibrated to market median, and delivering the majority of compensation through pay elements that are designed to deliver short-term and long-term value creation for our shareholders as well as foster a culture of ownership. Our focus on pay for performance ensures that a significant portion of an executive’s total compensation is variable (“at risk”) and dependent upon the attainment of certain specific and measurable financial business objectives.
Taboola  21  2026 Proxy Statement

Our Objectives
Taboola’s executive compensation program for NEOs and other executive officers aims to:
•	Attract, recognize and retain highly qualified executives who possess the skills and leadership necessary to grow our business;
•	Reward our executives for achieving or exceeding our financial performance and other strategic and operational goals;
•	Reflect our long-term corporate strategy;
•	Align the long-term interests of our executives with those of our shareholders; and
•	Achieve the preceding goals in a manner aligned with sound risk management and our corporate values.
Elements of Annual Compensation
The annual compensation arrangements for our NEOs include base salary, short-term incentive compensation in the form of cash incentive awards and long-term compensation in the form of equity awards. We have historically emphasized the use of equity to provide long-term incentives for our NEOs, to focus on the growth of our overall enterprise value and, correspondingly, to create sustainable value for our shareholders.
We also provide our employees, including our NEOs and other executives, with comprehensive employee benefit programs such as medical, dental and vision insurance, a 401(k) plan, life and disability insurance, flexible spending accounts, and other plans and programs made available to eligible employees.
Our Compensation Committee regularly evaluates our compensation philosophy and the components of our compensation program to ensure that they are effectively driving the Company’s strategic objectives and promoting strong performance while remaining market competitive.
THE DECISION-MAKING PROCESS
Role of the Compensation Committee
The Compensation Committee is primarily responsible for establishing, approving and adjusting compensation arrangements for our senior executives, including the Chief Executive Officer and our other NEOs, and for reviewing and approving corporate goals and objectives relevant to these compensation arrangements, evaluating executive performance and considering factors related to the performance of the Company, including accomplishment of the Company’s long-term business and financial goals. The Compensation Committee is currently comprised of three independent, non-employee members of the Board.
The Compensation Committee works closely with its independent consultant, Pearl Meyer, and senior executives to examine the effectiveness of the Company’s executive compensation program throughout the year.
Compensation decisions for our NEOs are made by the Compensation Committee and the Board, with input from Pearl Meyer, as well as from our Chief Executive Officer, Chief Operating Officer and Chief People Officer (except with respect to their own compensation).
The Compensation Committee reviews the cash and equity compensation of our NEOs with the goal of ensuring that our executive officers are properly incentivized and makes adjustments as it determines to be appropriate.
The Compensation Committee considers compensation data from our peer group as one of several factors that inform its judgment of appropriate parameters for target compensation levels. The Compensation Committee will also consider other factors in determining compensation including those set forth below, and may pay above, at, or below compensation paid by members of the peer group:
•	The performance and experience of each NEO;
•	The scope and strategic impact of the NEO’s responsibilities;
•	Our past business performance and future expectations;
Taboola  22  2026 Proxy Statement

•	Our long-term goals and strategies;
•	The difficulty and cost of replacing high-performing leaders with in-demand skills; and
•	The relative compensation among our NEOs
The Compensation Committee works with members of our management team, as appropriate, in reviewing executive compensation. Typically, our Chief Executive Officer and management team assist the Compensation Committee by providing information on corporate and individual performance and its perspectives and recommendations on compensation matters. Our Chief Executive Officer makes recommendations to the Compensation Committee regarding compensation matters, including the compensation of our other NEOs, but excluding his own. While the Compensation Committee solicits and reviews our Chief Executive Officer’s recommendations and proposals with respect to compensation-related matters, it uses these recommendations and proposals as one of many factors in making compensation decisions, and those decisions do not necessarily follow the Chief Executive Officer’s recommendations.
Role of the Compensation Consultant
The Compensation Committee has the authority to retain the services of external advisors, including compensation consultants, legal counsel and other advisors, from time to time, as it sees fit, in connection with carrying out its duties. In 2025, the Compensation Committee continued to engage Pearl Meyer to assist us in executing our executive compensation strategy and guiding principles, assessing the current target total direct compensation opportunities of our executive officers, including comparing them against competitive market practices, developing a compensation peer group and advising on potential executive compensation decisions for 2026.
Pearl Meyer does not provide any services to us other than the services provided to the Compensation Committee. Our Compensation Committee has assessed the independence of Pearl Meyer taking into account, among other things, the factors set forth in Exchange Act Rule 10C-1 and the Nasdaq listing standards, and has concluded that no conflict of interest exists with respect to the work that Pearl Meyer performs for the Compensation Committee.
Peer Group Considerations
The Compensation Committee reviews market data of companies that we believe are comparable to us. With Pearl Meyer’s assistance, the Compensation Committee determined our peer group for 2025 based on several factors, including industry classification, company size based on revenue and market capitalization, and other qualitative and business-related factors. Each year, the Compensation Committee examines our compensation peer group to ensure that it continues to reflect these factors, and will make adjustments as it determines to be appropriate.
Our peer group for 2025 compensation decisions consisted of 17 companies within the adtech and broader technology sectors. The Compensation Committee believes this mix of companies best reflects the combined nature of our business. The Compensation Committee referred to compensation data from this peer group as well as data from size-appropriate and industry-specific compensation surveys when making 2025 base salary, short-term incentive award and equity award decisions for our NEOs. The following is a list of the public companies that comprised our 2025 peer group that at the time of review had median revenues of approximately $581 million and a median enterprise value, in the case of public companies, of approximately $2.2 billion.
2025 Peer Group

Criteo S.A.	Digital Turbine, Inc.	DoubleVerify Holdings, Inc.	Fiverr International Ltd.
Five9, Inc.	Integral Ad Science Holding Corp.	JFrog, Ltd.	Magnite, Inc.
Monday.com Ltd.	Outbrain, Inc. (Teads Holding Co.)	Pubmatic, Inc.	QuinStreet, Inc.
United Software Inc.	The Trade Desk, Inc.	Wix.com Ltd.	Yext, Inc.
Zeta Global Holdings Corp.

Taboola  23  2026 Proxy Statement

2025 COMPENSATION
Base Salaries
We pay base salaries to our NEOs to compensate them for their services and provide regular income. The salaries typically reflect each NEO’s experience, leadership skills and scope of responsibilities, although competitive market conditions also play a role in setting salary levels. The salaries of our NEOs are reviewed on an annual basis by our Compensation Committee with input from our Chief Executive Officer (other than with respect to his own salary, which is reviewed and determined by the Compensation Committee and the Board) and in consultation with Pearl Meyer. Base salaries are adjusted, as deemed appropriate, to maintain competitive pay positioning, reflect changes in responsibilities and other factors. After conducting its annual review for 2025 base salaries, and considering among other things, peer group data and relative compensation for the other NEOs, the Compensation Committee and Board determined that Ms. Sundjaja would receive a base salary increase of 5% to better align her overall compensation at the median of the peer group. No other NEOs received a base salary increase in 2025. The CEO, COO, and CTO salaries have remained unchanged since our IPO, and the CFO’s salary was last adjusted in 2022. The table below shows the 2025 and 2024 annual base salaries of our NEOs set by the Compensation Committee.

NAME	2025 BASE SALARY ($)	2024 BASE SALARY ($)	INCREASE YOY (%)
Adam Singolda	590,000	590,000	0
Stephen Walker	465,000	465,000	0
Eldad Maniv	461,800	461,800	0
Lior Golan	461,800	461,800	0
Kristy Sundjaja	400,000	380,000	5

Annual Short-Term Incentive Compensation
Our annual short-term cash incentive compensation plan offers a cash award opportunity, representing a significant portion of each NEO’s base cash compensation, for the achievement of fixed financial goals for the Company. A target annual award opportunity, expressed as a percentage of an NEO’s base salary rate at year-end, is established annually by the Committee. The table below shows the 2025 target annual cash award opportunities for each of the NEOs.

NAME	TARGET BONUS OPPORTUNITY (AS % OF SALARY)(1)	AMOUNT IN DOLLARS ($)
Adam Singolda	100	590,000
Stephen Walker	75	349,000
Eldad Maniv	77	355,000
Lior Golan	77	355,000
Kristy Sundjaja	55	220,000

(1)	Percentages rounded to the nearest whole percent.
2025 Performance Measures
The annual short-term cash incentive compensation program provides award opportunities to participants based on the achievement of performance against financial metrics established by the Committee for each NEO. For 2025, annual incentive awards were calculated as follows:
•	70% based on achievement of an Adjusted EBITDA performance metric; and
•	30% based on achievement of an ex-TAC Gross Profit performance metric.
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The Committee determined that a plan focused on Adjusted EBITDA and ex-TAC Gross Profit was appropriate because it provides a reliable indicator of both our strategic growth and the strength of our overall financial results.
We calculate Adjusted EBITDA as net income (loss) before finance income (expenses), net, income tax expenses, depreciation and amortization and non-cash amortization of the Commercial agreement asset, further adjusted to exclude share-based compensation including Connexity holdback compensation expenses and other noteworthy income and expense items such as M&A costs and restructuring costs which may vary from period-to-period. We calculate ex-TAC Gross Profit as gross profit adjusted to add back other cost of revenues and non-cash amortization of the Commercial agreement asset. We add back the non-cash amortization of the Commercial agreement asset because it is unique primarily due to the issuance of equity rather than cash, such that ex-TAC Gross Profit includes solely direct cash contribution components.
The following table details the award payout percentage associated with a corresponding performance level against the Adjusted EBITDA and ex-TAC Gross Profit targets for our NEOs. The payout percentage for performance is payable at the same percentage as the target achievement up to 100% of the target and interpolated between target and maximum as shown below, subject to a cap of 150%. In February 2026, the Compensation Committee approved downward adjustments to the Adjusted EBITDA and ex-TAC performance targets to reflect the impact of strategic decisions that are expected to deliver long-term benefits to the business. In doing so, it was determined that achievement with respect to the Adjusted EBITDA target would be reduced to a 100% cap in order to appropriately balance these adjustments.

PERFORMANCE LEVEL	ADJUSTED EBITDA PERFORMANCE % OF TARGET	ADJUSTED EBITDA ($ IN MILLIONS)	PAYOUT (% OF TARGET)(1)
Below Threshold	<=60	<=118.1	0
Target	100	205.2	100
Maximum	120	248.8	150
Achievement - Capped at Target (100%)	—	215.5	100%

PERFORMANCE LEVEL	EX-TAC PERFORMANCE % OF TARGET	EX-TAC ($ IN MILLIONS)	PAYOUT (% OF TARGET)(1)
Below Threshold	<=60	<=422.2	0
Target	100	712.1	100
Maximum	120	857.0	150
Achievement	—	713.5	101%

(1)	Percentages rounded to the nearest whole number.
Taboola  25  2026 Proxy Statement

The following table sets forth our actual payout percentage achieved(1) with respect to each performance metric applicable to our NEOs and illustrates the calculation of the annual cash incentive awards payable to our NEOs in light of these performance results. For 2025, the Company reported Adjusted EBITDA of $215.5M and ex-TAC Gross Profit of $713.5M.

				ADJUSTED EBITDA (70%)		EX-TAC GROSS PROFIT (30%)
NEO	2025 BASE SALARY RATE ($)	TARGET BONUS (%)	TARGET BONUS AMOUNT ($)	2025 TARGET ACHIEVED (%)	PAYOUT (%)	2025 TARGET ACHIEVED (%)	PAYOUT (%)	OVERALL PAYOUT (%)	2025 BONUS PAYOUT ($)
Adam Singolda	590,000	100%	590,000	100%	100%	101%	101%	100%	592,065
Stephen Walker	465,000	75%	349,000	100%	100%	101%	101%	100%	350,222
Eldad Maniv	461,800	77%	355,000	100%	100%	101%	101%	100%	356,243
Lior Golan	461,800	77%	355,000	100%	100%	101%	101%	100%	356,243
Kristy Sundjaja	400,000	55%	220,000	100%	100%	101%	101%	100%	220,770

(1)	Percentages rounded to the nearest whole percent.
Long-Term Incentive Compensation
Our long-term incentive awards, established through our share incentive plans, are intended to drive executives to deliver strong stock performance, align our executives’ compensation with long-term value creation, and to attract and retain highly-qualified executives. For 2025, all long-term equity incentive awards were made as Time-Based Restricted Share Units (RSUs) that vest in equal quarterly installments over a four-year period beginning in the first quarter following the grant date.
While performance-based metrics have historically been used in certain components of our executive compensation program, the Committee is engaged in an ongoing review of the Company’s equity compensation structure to ensure continued alignment with shareholder value. As part of this review, the Committee is reviewing the potential introduction of performance-based metrics for a portion of annual NEO equity grants. While no final decisions have been made, the Committee plans to continue its review, including working with its independent compensation consultant, and the Company may engage with certain shareholders as part of this process.
Total grant date values for annual equity awards granted in 2025 for each NEO are shown below:

NAME	2025 EQUITY GRANT DATE FAIR VALUE ($)(1)
Adam Singolda	6,886,506(2)
Stephen Walker	2,712,284
Eldad Maniv	3,797,198
Lior Golan	2,621,616
Kristy Sundjaja	1,162,407

(1)
These amounts represent the aggregate grant date fair value of the stock awards granted to the NEO computed in accordance with FASB ASC 718, excluding the effect of estimated forfeitures in accordance with SEC rules. The methods and assumptions that we used to calculate these amounts are discussed in Note 2 of Notes to the Consolidated Financial Statements included in the 2025 Annual Report. Reflects grant date fair value based on a ten-day trailing average of our Ordinary shares. The measurement period was February 13, 2025 through February 27, 2025.

(2)	Mr. Singolda’s 2025 RSU award was subject to shareholder approval. The approval was obtained on June 4, 2025, which date was used to calculate the grant date fair value.
Target annual equity award values were determined based on our competitive market analysis and our compensation philosophy, which calibrates award levels between market median and 75th percentile.
Taboola  26  2026 Proxy Statement

These grant date fair values were translated into RSUs by taking the corresponding dollar amount and dividing it by the per share “fair value” that was used for reporting the compensation expense associated with the grant under applicable accounting guidance.
OTHER COMPENSATION GUIDELINES, POLICIES & PROGRAMS
Executive Officer Share Ownership Guidelines
We believe executive share ownership is critical to aligning our executives’ interests with those of our shareholders. It also incentivizes our executives to meet our financial, strategic and operational management objectives. Therefore, in 2021, the Board adopted Executive Officer Share Ownership Guidelines (“Officer Guidelines”) for our CEO and our NEOs. Our CEO is expected to own Ordinary shares of the Company with an aggregate value of five times his or her annual base salary and all other executive officers are expected to own an aggregate value of three times his or her base salary. The CEO and other executive officers are expected to comply with the Officer Guidelines on the later of: (i) June 29, 2026, which is the fifth anniversary of the adoption of this Officer Guideline, or (ii) the fifth anniversary of their appointment as an executive officer. The following Ordinary shares qualify toward satisfaction of the Officer Guidelines:
•	shares held directly or indirectly by the executive officer including shares held in joint accounts;
•	shares held by a trust of which the executive officer is a trustee or a primary beneficiary; and
•	shares the receipt of which were deferred under any Company approved deferred compensation plan or arrangement for executive officers, so long as such shares are vested.
Unexercised options to purchase Ordinary shares of the Company do not count toward the Officer Guidelines. The level of ownership has been calculated as of March 27, 2026, the same date used for the Security Ownership of Certain Beneficial Owners and Management Table below, and by reference to the closing price of our Ordinary shares as reported by Nasdaq on that date. As of March 27, 2026, Mr. Singolda exceeded his Officer Guidelines of five times his base salary. Messrs. Maniv, Golan and Walker and Ms. Sundjaja exceeded their Officer Guidelines of three times their base salary.
Clawback Policy
In accordance with Section 10D of the Exchange Act and the Nasdaq listing standards adopted in 2023 as mandated by the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Compensation Committee and Board adopted a Clawback Policy (“Clawback Policy”), effective as of October 2, 2023. Under the Clawback Policy, which applies to the Company’s current and certain former Section 16 officers, the Company must recover erroneously awarded incentive-based compensation on a pre-tax basis, subject to very limited exceptions. Recovery is triggered by accounting restatements that correct errors that are material to previously issued financial statements, as well as restatements that correct errors that are not material to previously issued financial statements but would result in a material misstatement if (a) the errors were left uncorrected in the current report or (b) the error correction was recognized in the current period. The Clawback Policy does not provide for enforcement discretion by the Compensation Committee or the Board and requires recovery regardless of whether a covered person engaged in any misconduct or is at fault.
Insider Trading, Anti-Hedging and Pledging Policies
We have an Insider Trading Compliance Policy (“Insider Trading Policy”) that requires our senior executive officers, including our NEOs, to pre-clear transactions in our securities with the Company’s Trade Clearance Committee, which consists of members of our legal department. Trading is permitted only during specified quarterly Company open trading periods. Our NEOs may enter into a trading plan in accordance with Rule 10b5-1. These trading plans may be entered into only during an open trading period, must be approved by the Company’s legal department, and must comply with the SEC mandated “cooling off” period prior to commencement of trading under the plan. An executive bears the full responsibility if he or she violates the Insider Trading Policy by permitting shares to be bought or sold without pre-clearance or when trading is restricted.
In addition, the Insider Trading Policy prohibits our directors, officers, employees and certain other persons from (i) purchasing financial instruments that are designed to hedge or offset any decrease in the market value of our Ordinary shares, or (ii) engaging in hedging transactions to offset any decrease in the market value of our Ordinary shares. Our Insider Trading Policy also prohibits our directors, executive officers and employees from pledging our Ordinary shares as collateral for margin loans.
Taboola  27  2026 Proxy Statement

In addition, it is our policy to comply with applicable securities and state laws, including insider trading laws, when engaging in transactions in the company’s securities.
Accounting for Stock-Based Compensation
Under ASC 718, we are required to estimate and record an expense for each award of equity compensation over the vesting period of the award. We record share-based compensation expense on an ongoing basis according to ASC 718.
Equity Award Timing Practices
New SEC rules require us to discuss our policies and practices on the timing of awards of options (or similar awards) in relation to the disclosure by us of material nonpublic information. The Compensation Committee has established a consistent process for granting equity awards to ensure fairness and avoid the appearance of timing-related manipulation. All annual equity awards are approved during a regularly scheduled Compensation Committee meeting, typically held in the first quarter of the fiscal year. The grant date for annual equity awards is either the date of the Compensation Committee’s approval or a pre-established date set in advance by the Compensation Committee. Equity awards for newly hired or promoted employees are generally granted on the first regularly scheduled grant date following the effective date of the employment event. We do not currently grant stock options, stock appreciation rights or any similar awards with “option-like” features. Accordingly, we do not consider the release of material nonpublic information in relation to the grant of such awards, and do not time such release for the purpose of affecting the value of execution compensation. Consistent with the foregoing, as a general matter, the Company does not time equity grants in coordination with the release of material non-public information.
Deductibility of Executive Compensation
Under Section 162(m) of the Internal Revenue Code, compensation paid to each of our “covered employees” that exceeds $1 million per taxable year is generally non-deductible. Although the Compensation Committee will continue to consider tax implications as one factor in determining executive compensation, the Compensation Committee also looks at other factors in making its decisions and retains the flexibility to provide compensation for our NEOs in a manner consistent with the goals of our executive compensation program and the best interests of our shareholders, which may include providing for compensation that is not deductible due to the deduction limit under Section 162(m).
Risk Analysis of our Compensation Practices
Our Compensation Committee reviews and discusses with management the risks arising from our executive compensation philosophy and practices applicable to all employees to determine whether they encourage excessive risk-taking and to evaluate compensation policies and practices that could mitigate such risks. In addition, our Compensation Committee engaged Pearl Meyer to independently review our executive compensation program to determine whether it encourages excessive risk-taking and to evaluate compensation policies and practices that could mitigate such risks. Based on those reviews, the Compensation Committee structures our executive compensation program to encourage our NEOs to focus on both short-term and long-term success. We do not believe that our executive compensation program creates risks that are reasonably likely to have a material adverse effect on us.
Taboola  28  2026 Proxy Statement

Additional Executive Compensation Information
Compensation Committee Report
The Compensation Committee has reviewed and discussed the CD&A with management. Based on this review and discussion, the Compensation Committee recommended to the Board that the CD&A be included in this Proxy Statement and incorporated by reference into the Company’s 2025 Annual Report.
Respectfully submitted by the members of the Compensation Committee:
Erez Shachar (Chair)
Zvi Limon
Nechemia J. Peres
Compensation Committee Interlocks and Insider Participation
During 2025, Messrs. Shachar, Limon and Peres served as members of the Compensation Committee. No member of our Compensation Committee served as an executive officer or employee of Taboola since we became a public company. None of our executive officers currently serve, or have served during 2025, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of our Board or Compensation Committee.
2025 Summary Compensation Table
The following table provides information regarding the compensation of our NEOs during the years shown.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)	Non-equity incentive plan compensation ($)(3)	All other compensation ($)	Total ($)
Adam Singolda; Founder and CEO	2025	590,000	—	6,886,506(4)	—	592,065	61,869(5)	8,130,440
	2024	590,000	—	6,662,742	—	3,178,276	60,326	10,491,344
	2023	590,000	—	4,514,693	—	968,700	91,714	6,165,107
Stephen Walker; CFO	2025	465,000	—	2,712,284	—	350,222	3,469(6)	3,530,975
	2024	465,000	—	3,075,113	—	2,106,699	4,952	5,651,764
	2023	465,000	—	1,864,575	—	712,268	223	3,042,066
Eldad Maniv; President and COO	2025	495,255	—	3,797,198	—	356,243	—	4,648,696
	2024	458,468	—	4,305,156	—	2,247,172	—	7,010,796
	2023	404,462	—	3,107,624	—	761,900	—	4,273,986
Lior Golan; CTO	2025	495,255	—	2,621,616	—	356,243	—	3,473,114
	2024	458,468	—	3,382,621	—	1,084,672	—	4,925,761
	2023	404,462	—	2,734,709	—	361,900	—	3,501,071
Kristy Sundjaja; CPO	2025	400,000	—	1,162,407	—	220,770	2,901(6)	1,786,078
	2024	380,000	279,000	1,383,802	—	203,430	5,125	2,251,357
	2023	360,000	—	1,035,874	—	204,732	8,414	1,609,020

(1)
The salaries reported for Messrs. Maniv and Golan were paid in New Israeli Shekels and converted to U.S. dollars. For 2025, 2024 and 2023 we used exchange rates of New Israeli Shekels of 3.45, 3.69 and 3.69 to $1.00, respectively. These exchange rates are the average exchange rate for each year based on the foreign exchange rates published by the Bank of Israel adjusted to reflect the accounting treatment for the Company’s foreign currency denominated transactions.

Taboola  29  2026 Proxy Statement

(2)
These amounts represent the aggregate grant date fair value of the stock awards and option awards granted to the NEO during the applicable fiscal year computed in accordance with FASB ASC 718, excluding the effect of estimated forfeitures in accordance with SEC rules. The methods and assumptions that we used to calculate these amounts are discussed in Note 2 of Notes to the Consolidated Financial Statements included in the 2025 Annual Report.

(3)
Short-term performance-based cash incentive amounts earned by the NEOs for service during the year which amounts were paid subsequent to that year based upon performance during that year. For further detail, see page 20 of this proxy statement.

(4)	Mr. Singolda received a conditional RSU grant subject to shareholder approval. Shareholder approval was obtained on June 4, 2025, which date was used to calculate the grant date fair value.
(5)
Includes $3,256 for ground transportation expenses, $3,409 in related ground transportation gross ups, $26,850 for tax advisory services, $28,114 in related tax-gross ups and $240 company contribution to life insurance premium.

(6)	Includes 401(k) plan matching contributions and company contribution to life insurance premium.
Grants of Plan-Based Awards
The following table provides NEO 2025 grant information regarding equity awards (restricted share units, or RSUs) and short-term performance-based cash awards (or STI).

Name	Grant Date	Estimated Future payouts under Non-equity incentive plan awards			All other stock awards: Number of shares of stock or units (#)(1)	Grant date fair value of stock awards ($)(2)
		Threshold ($)	Target ($)	Maximum ($)
Adam Singolda
STI(3)	2/25/2025	14,750	590,000	885,000
RSU	2/27/2025(4)				1,923,605	6,886,506
Stephen Walker
STI(3)	2/25/2025	8,725	349,000	523,500
RSU	2/27/2025				961,803	2,712,284
Eldad Maniv
STI(3)	2/25/2025	8,875	355,000	532,500
RSU	2/27/2025				1,346,524	3,797,198
Lior Golan
STI(3)	2/25/2025	8,875	355,000	532,500
RSU	2/27/2025				929,651	2,621,616
Kristy Sundjaja
STI(3)	2/25/2025	5,500	220,000	330,000
RSU	2/27/2025				412,201	1,162,407

(1)	Reflects time-based RSUs that vest in equal quarterly installments over a four-year period. RSUs settle in our Ordinary shares.
(2)
Reflects the grant date fair value of awards computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions and methodologies used in calculating the grant date fair value of the awards reported, see Note 2 to the Company’s consolidated financial statements in the Company’s 2025 Annual Report.

(3)
NEOs can earn short-term performance-based cash incentive awards between 0% and 150% of target based on Adjusted EBITDA and ex-TAC performance relative to targets pre-established by the Compensation Committee. The performance period is January 1, 2025 through December 31, 2025.

(4)
On this date, Mr. Singolda received a conditional RSU grant subject to shareholder approval. Shareholder approval was obtained on June 4, 2025, which date was used to calculate the grant date fair value.

Taboola  30  2026 Proxy Statement

Outstanding Equity Awards at Fiscal Year End
The following table sets forth information regarding outstanding options and awards held by our NEOs as of December 31, 2025.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities underlying unexercised options (#) exercisable	Number of Securities underlying unexercised options (#) unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)(1)
Adam Singolda	3/15/2021(2)	1,347,401	89,828	8.21	3/15/2031	—	—
	3/15/2021(3)	—	—	—	—	89,828	414,107
	2/28/2023(3)	—	—	—	—	479,879	2,212,242
	2/27/2024(3)	—	—	—	—	782,240	3,606,956
	2/27/2025(3)(4)	—	—	—	—	1,562,929	7,205,103
Stephen Walker	6/14/2016(5)	170,070	—	2.63	6/14/2026	—	—
	8/27/2018(5)	256,567	—	2.63	8/27/2028	—	—
	9/17/2020(5)	270,070	—	2.63	9/17/2030	—	—
	3/15/2021(5)	266,500	—	8.21	3/15/2031	—	—
	2/24/2022(3)	—	—	—	—	26,841	123,737
	2/28/2023(3)	—	—	—	—	186,160	858,198
	2/27/2024(3)	—	—	—	—	361,117	1,664,749
	2/27/2025(3)	—	—	—	—	781,465	3,602,554
Eldad Maniv	4/11/2021(2)	1,347,401	89,828	8.21	4/11/2031	—	—
	6/24/2021(3)	—	—	—	—	89,828	414,107
	2/28/2023(3)	—	—	—	—	310,266	1,430,326
	2/27/2024(3)	—	—	—	—	505,564	2,330,650
	2/27/2025(3)	—	—	—	—	1,094,051	5,043,575
Lior Golan	10/25/2020(5)	5,157,324	—	(6)	10/25/2030	—	—
	6/24/2021(2)	1,347,401	89,828	8.21	6/24/2031	—	—
	6/24/2021(2)	1,347,401	89,828	(6)	6/24/2031	—	—
	2/28/2023(3)	—	—	—	—	273,035	1,258,691
	2/27/2024(3)	—	—	—	—	397,228	1,831,221
	2/27/2025(3)	—	—	—	—	755,341	3,482,122
Kristy Sundjaja	11/12/2019(5)	202,553	—	2.63	11/12/2029	—	—
	3/15/2021(5)	213,199	—	8.21	3/15/2031	—	—
	2/24/2022(3)	—	—	—	—	17,255	79,546
	2/28/2023(3)	—	—	—	—	103,422	476,775
	2/27/2024(3)	—	—	—	—	162,503	749,139
	2/27/2025(3)	—	—	—	—	334,913	1,543,949

(1)	Reflects the market value of the shares underlying RSUs as of December 31, 2025, based on the closing price of our Ordinary shares as reported on Nasdaq of $4.61.
(2)	Reflects share options which vest in equal quarterly installments over a four-year period from the grant date, subject to continued service with the Company.
Taboola  31  2026 Proxy Statement

(3)	Reflects RSUs which vest in equal quarterly installments over a four-year period from the grant date, subject to continued service with the Company.
(4)	Mr. Singolda’s 2025 RSU grant was subject to shareholder approval which was obtained on June 4, 2025. The vesting commencement date for this RSU grant was February 27, 2025.
(5)	Reflects share options granted on the dates shown which are now fully vested and immediately exercisable.
(6)	The reported share options did not include an exercise price at time of grant.
Option Exercises and Stock Vested
The following table provides information on option exercises and awards that vested for the NEOs in 2025.

	Option Awards		Stock awards
Name	Number of shares acquired on exercise (#)	Value realized upon exercise $(1)	Number of shares acquired on vesting (#)	Value realized on vesting(2)
Adam Singolda	—	—	1,451,627	5,220,488
Stephen Walker	100,000	22,980	597,125	2,172,975
Eldad Maniv	—	—	1,084,688(3)	3,864,490
Lior Golan	—	—	569,283	2,079,274
Kristy Sundjaja	—	—	301,268	1,097,624

(1)
The aggregate value realized is calculated by multiplying (i) the number of Ordinary shares acquired upon exercise by (ii) the difference between the closing price of our Ordinary shares on the date of exercise, as reported by Nasdaq, and the applicable exercise price of the option, and does not represent actual amounts received by our NEOs as a result of the option exercises.

(2)
The aggregate value realized is calculated by multiplying (i) the number of Ordinary shares acquired upon vesting of RSUs by (ii) the closing price of our Ordinary shares on the preceding trading day as reported by Nasdaq.

(3)
Includes 477,168 vested RSUs that will not convert to Ordinary shares until the satisfaction of an additional time-based settlement condition to occur on or after two years and one day following the date of grant. The settlement is not conditioned on Mr. Maniv’s provision of service on the settlement date.

Severance and Potential Payments Upon Change in Control
We have entered into employment arrangements with each of our NEOs that provide for the basic terms of their employment, including base salary, annual incentive opportunity and equity grants. Certain NEOs, as discussed below, are also eligible to receive certain severance and change of control benefits. Each of our NEOs, other than Mr. Singolda, is employed at will.
Adam Singolda
Upon termination of his employment, Mr. Singolda is entitled to a 12-month notice period (“12-Month Notice Period”). During the 12-Month Notice Period, Mr. Singolda will be entitled to all rights and benefits pursuant to his employment arrangement, including any entitlements for bonus payments, until the effective date of termination. Mr. Singolda may elect to continue to perform his duties during the Notice Period as set forth in his employment arrangement or refrain from performing his duties and remain absent from the premises of the Company during the 12-Month Notice Period in which case Mr. Singolda’s salary will be paid as a lump sum within 15 days from the date notice of termination of employment is provided. In the event of a termination on December 31, 2025, Mr. Singolda would be entitled to $590,000 in salary, $39,319 in benefits, $6,692,000 of equity awards scheduled to vest during the 12-Month Notice Period valued at the closing Ordinary share price on December 31, 2025, $590,000 in non-equity incentive bonus payments and $61,630 in perquisites.
Eldad Maniv
Upon termination of his employment, Mr. Maniv will be entitled to a 90-day notice period (“90-Day Notice Period”). During the 90-Day Notice Period, Mr. Maniv will be entitled to all rights and benefits pursuant to his employment agreement, including all components defined as additional benefits as defined in his employment agreement, until the effective date of termination. At the option of the Company, Mr. Maniv may continue to perform his duties during the 90-Day Notice Period as set forth in his employment agreement or remain absent from the premises of the Company during the 90-Day Notice Period. In the event of a termination, Mr. Maniv would be entitled to $517,056 in salary and benefits.
Taboola  32  2026 Proxy Statement

Lior Golan
Upon termination of his employment, Mr. Golan will be entitled to a 30-day notice period (“30-Day Notice Period”). During the 30-Day Notice Period, Mr. Golan will be entitled to all rights and benefits pursuant to his employment agreement, including all components defined as additional benefits as defined in his employment agreement, until the effective date of termination. At the option of the Company, Mr. Golan may continue to perform his duties during the 30-Day Notice Period as set forth in his employment agreement or remain absent from the premises of the Company during the 30-Day Notice Period. In the event of a termination, Mr. Golan would be entitled to $438,595 in salary and benefits.
CEO Pay Ratio
Under the applicable SEC rules, the Company is providing the following information for fiscal year 2025:
•	The annual total compensation of the median employee, excluding the CEO, was $126,826;
•	The annual total compensation of the CEO: $8,130,440; and
•	The ratio of CEO total compensation to median employee total compensation: 64 to 1.
In order to determine the median employee, the Company examined annual cash compensation (base salary, short-term incentive awards and commissions) plus the fair market value of equity granted in the 2025 calendar year for all employees, excluding our CEO, employed as of October 31, 2025, (the “Determination Date”). On the Determination Date, our employee population consisted of approximately 2,013 individuals, of which 467 employees were located in the United States and 1,546 were located in non-US jurisdictions. This population consisted of our full-time, part-time, and temporary employees.
Once we identified our median employee, we combined all of the elements of such employee’s compensation for 2025 to determine the median employee total compensation in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K and compared such total compensation to the total compensation of our CEO, as reported in the Summary Compensation Table.
We believe our CEO pay ratio presented above is a reasonable good faith estimate calculated in a manner consistent with the SEC’s CEO pay ratio rules and methods for disclosure. The SEC rules for identifying the median employee and calculating the pay ratio allow companies to use different methodologies, exemptions, estimates and assumptions that reflect their employee populations and compensation practices. As a result, our CEO pay ratio may not be comparable to the CEO pay ratio reported by other companies.
Taboola  33  2026 Proxy Statement

Pay versus Performance
SEC rules require us to provide the following information regarding the relationship between executive compensation actually paid and our financial performance for Adam Singolda, our Chief Executive Officer, and for the remaining NEOs collectively, for the years listed below. For purposes of this disclosure, Mr. Singolda is referred to as our “PEO” (principal executive officer) and our remaining NEOs collectively are referred to as the “Non-PEO NEOs.”
Generally, under the rules “CAP” (compensation actually paid) is calculated by starting with the Summary Compensation Table total values and making the following adjustments: (1) deducting the grant date value of equity granted during the year, (2) deducting the change in pension value for the year (if any), (3) adding the year-end fair value of unvested equity awards granted during the year, (4) adding, for awards granted in prior years that are outstanding and unvested at the end of the year, the difference between the year-end fair value and the immediately prior year-end fair value, (5) adding, for awards granted in prior years that vested during the year, the difference between the fair value as of the vesting date and the immediately prior year-end fair value, and (6) adding the pension service cost for that year (if any).

					Year-end value of $100 invested on 06/30/21 in:
Year	Summary Compensation Table Total for PEO	Compensation Actually Paid to PEO (a)(b)	Average Summary Compensation Table Total for Non-PEO NEOs (c)	Average Compensation Actually Paid to Non-PEO NEOs (a)(b)(c)(d)(e)(F)	TBLA	S&P SmallCap 600 Communication Services	Net Income (loss) (in millions)	Adjusted EBITDA (in millions) $
2025	$8,130,440	$11,167,763	$3,359,716	$5,586,264	$44.54	$73.12	$42.28	$215.49
2024	$10,491,344	$7,641,511	$4,959,920	$3,677,021	$35.27	$80.08	$(3.76)	$200.90
2023	$6,165,107	$9,412,843	$3,106,536	$4,525,359	$41.84	$69.11	($82.04)	$98.68
2022	$802,411	($10,628,082)	$1,663,398	$(4,709,425)	$29.76	$62.86	($11.98)	$156.68
2021	$18,257,391	$19,034,854	$10,612,439	$9,910,999	$75.17	$95.91	($24.95)	$179.46

(a)	Deductions from, and additions to, total compensation in the Summary Compensation Table by year to calculate Compensation Actually Paid include:
PEO – Reconciliation of SCT Total to CAP Total(1)

Year	SCT Total		Grant Date Fair Value of Awards Granted During Year(2)		Fair Value Of Equity Calculated Using SEC Methodology		CAP Total
2025	$8,130,440	-	$6,886,506	+	$9,923,829	=	$11,167,763
2024	$10,491,344	-	$6,662,742	+	$3,812,909	=	$7,641,511
2023	$6,165,107	-	$4,514,693	+	$7,762,429	=	$9,412,843
2022	$802,411	-	$0	+	$(11,430,493)	=	$(10,628,082)
2021	$18,257,391	-	$16,812,544	+	$17,590,007	=	$19,034,854

(1)
The CAP totals represent the SCT totals for the applicable year, but adjusted as required by SEC rules to include the fair value of current and prior year equity awards that are outstanding and unvested, vested or forfeited during the applicable year.

(2)	Represents the total of the amounts reported in the Stock Awards and Option Awards columns of the SCT for the applicable year.
Taboola  34  2026 Proxy Statement

Non-PEO NEOs (Average) – Reconciliation of SCT Total to CAP Total(1)

Year	SCT Total		Grant Date Fair Value of Awards Granted During Year(2)		Fair Value Of Equity Calculated Using SEC Methodology		CAP Total
2025	$3,359,716	-	$2,573,376	+	$4,799,924	=	$5,586,264
2024	$4,959,920	-	$3,036,673	+	$1,753,774	=	$3,677,021
2023	$3,106,536	-	$2,185,696	+	$3,604,519	=	$4,525,359
2022	$1,663,398	-	$1,150,001	+	$(5,222,822)	=	$(4,709,425)
2021	$10,612,439	-	$9,428,848	+	$8,727,408	=	$9,910,999

(1)
The CAP totals represent the SCT totals for the applicable year, but adjusted as required by SEC rules to include the fair value of current and prior year equity awards that are outstanding and unvested, vested or forfeited during the applicable year.

(2)	Represents the average total of the amounts reported in the Stock Awards and Option Awards columns of the SCT for these NEOs for the applicable year.
(b)	The following summarizes the valuation assumptions used for stock option awards included as part of Compensation Actually Paid:
-	Expected life of each stock option is based on the “simplified method” using an average of the remaining vest and remaining term, as of the vest/FYE date.
-	Strike price is based on each grant date closing price and share price is based on each vest/FYE closing price.
-	Risk free rate is based on the Treasury Constant Maturity rate closest to the remaining expected life as of the vest/FYE date.
-
Due to the limited trading history of our Ordinary shares, the expected volatility was derived from the average historical share volatilities based on peer group public companies over a period equivalent to the options expected terms.

(c)
Non-PEO NEOs reflect the average Summary Compensation Table total compensation and average Compensation Actually Paid for the following executives for each of the years presented: Stephen Walker, Eldad Maniv, Lior Golan and Kristy Sundjaja.

(d)	Mr. Singolda’s 2025 and 2023 RSU grants were subject to shareholder approval which were obtained on June 4, 2025 and June 1, 2023, respectively.
(e)
The amounts reported for fiscal year 2024 have been revised from those previously disclosed in last year’s proxy statement to include Ms. Sundjaja and Mses. Golan and Maniv’s 2024 equity awards that were inadvertently omitted.

(f)	See “Non-GAAP Financial Measures” in our 2025 Annual Report for reconciliation to the comparable GAAP measure.
Required Tabular Disclosure of Most Important Measures Linking Compensation Actually Paid During 2025 to Company Performance
As required, we disclose below the most important measures used by the Company to link compensation actually paid to our NEOs for 2025 to Company performance. For further information regarding these performance metrics, please see “Executive Compensation — Compensation Discussion and Analysis.”

Adjusted EBITDA	Ex-TAC Gross Profit

Taboola  35  2026 Proxy Statement

Required Disclosure of the Relationship Between Compensation Actually Paid and Financial Performance Measures
The following graphs further illustrate the relationship between the pay and performance figures that are included in the pay versus performance tabular disclosure above. The first graph below illustrates the relationship between Company total shareholder return and that of the S&P SmallCap 600 Communication Services Index. As noted above, “compensation actually paid” for purposes of the tabular disclosure and the following graphs were calculated in accordance with SEC rules and do not fully represent the actual final amount of compensation earned by or actually paid to our NEOs during the applicable years.

PEO and Avg. Non-PEO NEO CAP vs TBLA and S&P SmallCap 600 Communications Srvcs Index TSR
Compensation ($000s)
$25,000
$20,000
$15,000
$10,000
$5,000
$-
$-5,000
$-10,000
$-15,000
6/30/21
2021
2022
2023
2024
2025
$120.00
$100.00
$80.00
$60.00
$40.00
$20.00
$-
$(20.00)
Total Shareholder Return on $100 Invested at Beginning of Period
PEO Compensation Actually Paid
Average Non-PEO NEO Compensation Actually Paid
TBLA value of $100 Invested 6/30/21
S&P SmallCap 600 Comm Srvs. value of $100 Invested 6/30/21

Taboola  36  2026 Proxy Statement

Taboola  37  2026 Proxy Statement

Security Ownership of Certain Beneficial Owners and Management
The following table sets forth information regarding the beneficial ownership of our Ordinary shares by:
•	each person or entity who is, or is expected to be, the beneficial owner of more than 5% of our outstanding Ordinary shares;
•	each of our current executive officers and directors; and
•	all current executive officers and directors as a group.
The beneficial ownership of our Ordinary shares is based on 244,333,119 Ordinary shares issued and outstanding as of March 27, 2026. Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if the individual or entity possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within sixty (60) days of March 27, 2026.

NAME AND ADDRESS OF BENEFICIAL OWNERS	NUMBER OF SHARES BENEFICIALLY OWNED	PERCENT OF OUTSTANDING SHARES
Five Percent Holders:
College Top Holdings, Inc.(1)	39,525,691	16.2%
Dan Tocatly(2)	20,486,128	8.4%
Evergreen(3)	15,061,617	6.2%
Executive Officers and Directors
Adam Singolda(4)	14,999,047	6.1%
Eldad Maniv(5)	9,903,789	4.1%
Stephen Walker*	*	*
Kristy Sundjaja*	*	*
Zvi Limon(6)	3,651,716	1.5%
Erez Shachar(7)	15,280,444	6.3%
Nechemia J. Peres	*	*
Gilad Shany*	*	*
Richard Scanlon(8)	3,483,719	1.4%
Monica Mijaleski*	*	*
All Executive Officers and Directors as a Group	50,443,228	20.6%

*	Less than 1%.
(1)
Number of shares beneficially owned is based on a Form 4 filed with the SEC on October 15, 2025 and information available to the Company. College Top Holdings, Inc. (“College Holdings”) holds the Ordinary shares on behalf of Yahoo, Inc (“Yahoo”), its indirect wholly owned subsidiary. College Parent L.P. (“Parent”) is the sole shareholder of College Holdings. College Parent Holdings GP, LLC (“Parent GP”) serves as the general partner of Parent. AP IX College Holdings, L.P. (“AP IX College”) is the sole member of College GP. AP IX College Holdings GP, LLC (“AP IX College GP”) is the general partner of AP IX College. Apollo Management IX, L.P. (“Management IX”) is the non-member manager of AP IX College GP. The general partner of Management IX is AIF IX Management, LLC (“AIF IX LLC”). Apollo Management, L.P. (“Apollo LP.”) is the sole member and manager of AIF IX LLC. Apollo Management GP, LLC (“Management GP”) is the general partner of Apollo L.P. Apollo Management Holdings, L.P. (“Management Holdings”) is the sole member of Management GP. Apollo Management Holdings GP, LLC (“Management Holdings GP”) is the general partner of Management Holdings. The managers and executive officers of Management Holdings GP are Marc Rowan, Scott Kleinman, and James Zelter. The principal occupation of each of Messrs. Rowan, Kleinman, and Zelter is to act as executive officer, manager and director of Management Holdings GP and other related investment managers and advisors. Each of Messrs. Rowan, Kleinman, Zelter and the entities listed

Taboola  38  2026 Proxy Statement

above, other than College Holdings, disclaims beneficial ownership of the Ordinary shares reported as beneficially owned by the Reporting Persons. The address for Parent GP and AP IX College GP is One Manhattanville Road, Suite 201, Purchase, New York 10577. The address of the principal office of College Holdings and Parent is 770 Broadway, 9th Floor, NY, New York 10003. The address of the principal office of Yahoo is 770 Broadway 4th Floor, New York, NY 10003. The address of the principal office of AP IX College, Management IX, AIF IX LLC, Apollo LP, Management GP, Management Holdings, and Management Holdings GP is 9 West 57th Street, New York, NY 10019. Excludes 41,239,586 Non-voting Ordinary shares.
(2)
Number of shares beneficially owned is based solely on a Schedule 13G/A filed with the SEC on January 24, 2024. Consists of 16,229,011 Ordinary shares held by Shaka Trust, in which Dan Tocatly is the grantor and ultimate beneficial owner and 4,257,117 Ordinary shares held by Dan Tocatly. The address for Shaka Trust and Dan Tocatly is 47 David Hamelech Blvd., Tel Aviv, 6423715, Israel.

(3)
Number of shares beneficially owned is based solely on a Schedule 13G/A filed with the SEC on February 17, 2026. Consists of 13,547,924 Ordinary shares held by Evergreen V, L.P and 1,513,693 Ordinary shares held by Evergreen VA, L.P (the “Evergreen Entities”). Erez Shachar, Boaz Dinte, Amichai Hammer, Adi Gan and Ronit Bendori are the principals of Evergreen Venture Partners Ltd., the sole shareholder of Evergreen 5 GP Ltd., and hold the voting and dispositive power for the Evergreen Entities. Investment and voting decisions with respect to the shares held by the Evergreen Entities are made by the principals of Evergreen Venture Partners Ltd. The address for Evergreen V, L.P and Evergreen VA, L.P. is Museum Building, 7th Floor; 4 Berkovich St.; Tel Aviv 6133002, Israel.

(4)
Consists of 13,113,374 Ordinary shares and 1,885,673 Ordinary shares underlying vested and settled restricted stock units or options to acquire Ordinary shares exercisable within 60 days of March 27, 2026.

(5)
Consists of 8,348,333 Ordinary shares and 1,555,456 Ordinary shares underlying vested and settled restricted stock units or options to acquire Ordinary shares exercisable within 60 days of March 27, 2026.

(6)
Consists of 3,405,889 shares held by a trust for which Mr. Limon’s spouse is the beneficiary, 187,759 Ordinary shares and 58,068 Ordinary shares underlying unvested restricted stock units set to vest within 60 days of March 27, 2026.

(7)
Erez Shachar is a Managing Partner of Evergreen Venture Partners and may be deemed to share voting and dispositive power of the shares held by the Evergreen Entities and Evergreen 5 GP Ltd. described above. Mr. Shachar otherwise disclaims beneficial ownership over the shares beneficially owned by the Evergreen Entities described above. Reported shares include 160,759 Ordinary shares held by Mr. Shachar and 58,068 Ordinary shares underlying unvested restricted stock units set to vest within 60 days of March 27, 2026.

(8)
Number of shares beneficially owned is based on a Schedule 13G/A filed with the SEC on February 14, 2024 and information made available to the Company by the shareholder. Consists of: 70,642 shares held directly by Marker Lantern 1 Ltd. (“Marker 1”). Marker Lantern Management Ltd. (“Marker Management”) is the manager of Marker 1 and may be deemed to beneficially own the shares held by Marker 1; 367,886 shares held directly by Marker Lantern II Ltd. (“Marker II”). Marker Lantern II Manager Ltd. (“Marker II Manager”) is the manager of Marker II and may be deemed to beneficially own the shares held by Marker II.; 1,254,300 shares held directly by Marker II LP Taboola Series E LP (“Marker II TSE”). Marker II GP, Ltd. (“Marker II GP”) is the general partner of Maker II TSE and may be deemed to beneficially own the shares held by Marker II TSE.; 510,512 shares held directly by Marker Follow-On Fund, LP (“Marker Follow-On”). Marker Follow-On Fund GP, Ltd. (“Marker Follow-On GP”) is the general partner of Maker Follow-On and may be deemed to beneficially own the shares held by Marker Follow-On.; and 1,034,552 shares held directly or indirectly by Richard Scanlon. Mr. Scanlon is the sole director of each of Marker Management, Marker II Manager, Marker II GP and Marker Follow-On GP and, in such capacity, controls each of these entities and may be deemed to beneficially own such shares. Reported shares include 187,759 Ordinary shares held by Mr. Scanlon and 58,068 Ordinary shares underlying unvested restricted stock units set to vest within 60 days of March 27, 2026.

Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our directors, executive officers and beneficial owners of more than 10% of our Ordinary shares to file with the SEC reports of their initial ownership and changes to such ownership. Based solely on a review of copies of reports filed during the year ended December 31, 2025 and related representations, we believe that all required Section 16(a) reports were filed on a timely basis, except that, on March 5, 2025, College Top Holdings, Inc. filed an amended Form 3 to include their Non-voting Ordinary shares, which are not registered under Section 12 of the Exchange Act, that were inadvertently omitted in the original Form 3 filed in January 2023.
Taboola  39  2026 Proxy Statement

PROPOSAL 2:
Approval of Advisory Proposal on Executive Compensation
The advisory proposal is provided in accordance with Section 14A of the Exchange Act, and is non-binding. The outcome of this advisory proposal does not overrule any decision by, create or imply any change to the fiduciary duties of, or create or imply any additional fiduciary duties for Taboola or the Board (or any of its committees). Though the vote is non-binding, the Compensation Committee will take into account the outcome of the vote on this advisory proposal when considering future executive compensation arrangements. More information about executive compensation at Taboola, including detail on the Compensation Committee’s process for determining executive pay, is described under the heading “Executive Compensation — Compensation Discussion and Analysis.” We expect the next advisory vote on executive compensation will occur at the 2027 annual meeting of shareholders.
PROPOSAL
It is proposed that the following resolutions be adopted at the Meeting:
RESOLVED, that the compensation of Taboola’s named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules, as set forth in this Proxy Statement under the heading “Executive Compensation,” including the Compensation Discussion and Analysis, the compensation tables and related material, is approved on an advisory basis.

The Board of Directors unanimously recommends that you vote FOR this proposal.

Taboola  40  2026 Proxy Statement

PROPOSAL 3:
Approval of the Compensation Policy for the Company’s Executive Officers and Directors
BACKGROUND
Under the Companies Law 5759-1999 (“Companies Law”), companies incorporated under the laws of the State of Israel are required to adopt a policy governing the compensation of “office holders” (as defined in the Companies Law). The adoption, amendment or restatement of compensation policies is to be recommended by the Compensation Committee and approved by the board of directors (the “Board”) and shareholders.
In June 2021, the Company adopted the Compensation Policy for the Company’s executive officers and directors (“Compensation Policy”), in connection with the Company’s Initial Public Offering (“IPO”). The Compensation Policy was in effect for a period of five years from the Company’s IPO and will expire in June 2026. Following this five-year period, our Compensation Policy, as required by the Companies Law, must be reviewed from time to time by the Compensation Committee and the Board, to ensure alignment with the Company’s compensation philosophy and to assess its appropriateness for the Company. The Compensation Policy is required to be brought for re-approval by our shareholders at least once in every three years.
At the Annual Meeting, shareholders will be asked to approve the Compensation Policy (as proposed to be updated), attached hereto as Exhibit A, for an additional period of three years.
In April 2026, the Board of Directors, following the recommendation of the Compensation Committee, approved the renewal of the Compensation Policy in the form attached hereto as Exhibit A. The Compensation Policy is being brought for shareholder approval in the form so approved, with no substantive changes other than the amendment to Section 13.2 reflected in Exhibit A and described below. Following its review, the Compensation Committee and the Board recommend amending Section 13.2 of the Compensation Policy to refine the methodology for calculating the Company’s Fair Market Value (“FMV”) for purposes of the annual equity-based compensation caps. Rather than using a single-day valuation, the FMV will be based on a 60-day average to mitigate short-term market volatility. In addition, the Board and the Compensation Committee will have discretion to make equitable adjustments to this average in the event of significant corporate actions (e.g., share buybacks or capital raises) to ensure that the valuation remains fair and accurate.
In recommending and approving the Compensation Policy, the Board and Compensation Committee considered the various factors set forth in the Companies Law, and reviewed various data and other information they deemed relevant, including, among others: (i) promoting the Company's objectives, business plan and long-term policy; (ii) creating appropriate incentives for our office holders, considering, among other issues, the Company's risk management policy; (iii) the Company's size and nature of operations; and (iv) with respect to variable elements of compensation, the office holder’s contribution to achieving corporate objectives and increasing profits, with a long-term view and in accordance with his or her role.

The Board of Directors unanimously recommends that you vote FOR this proposal.

The shareholder vote on this matter is binding under Israeli law and not advisory, unlike our “say-on-pay” proposal, which is advisory.
PROPOSAL
It is proposed that the following resolution be adopted at the Annual Meeting:
RESOLVED, to approve the Compensation Policy for the Company’s executive officers and directors as detailed in the proxy statement, dated April [*], 2026.
Taboola  41  2026 Proxy Statement

REQUIRED VOTE
The affirmative vote of the holders of a majority of the shares represented at the Annual Meeting in person or by proxy and voting on the foregoing resolution is required.
Additionally, the proposal is subject to the fulfillment of one of the following additional voting requirements (the “Special Majority”): (i) the majority of the shares that are voted at the Annual Meeting in favor of such proposal, excluding abstentions, including a majority of the votes of shareholders who are not controlling shareholders or do not have a personal interest in the approval of such proposal (an “Interested Shareholder”); or (ii) the total number of shares of the shareholders mentioned in clause (i) above that are voted against the proposal does not exceed two percent (2%) of the total voting rights in the Company.
OVERRULE
Pursuant to Section 267(a) of the Israeli Companies Law, a company's board of directors may approve a compensation policy even if it was rejected by the shareholders. This “overrule” is permitted if the Compensation Committee and the Board, following a renewed discussion, determine with detailed reasoning that adopting the policy remains in the best interest of the company despite the shareholder opposition.
Taboola  42  2026 Proxy Statement

PROPOSAL 4:
Approval of the Compensation Terms for our Chief Executive Officer (and Director)
BACKGROUND
Under the Companies Law, public companies incorporated under the laws of the State of Israel are required to have the compensation terms of their Chief Executive Officer approved by the compensation committee, the board of directors, and by the shareholders, all in accordance with the Companies Law.
In April 2021, the Company initially approved the compensation terms for Mr. Singolda, which were subsequently amended and approved by shareholders in December 2021, June 2023 and June 2025 (the “Compensation Terms”). The Compensation Terms are in effect for a period of five years from the Company’s IPO and will expire in June 2026.
At the Annual Meeting, shareholders will be asked to approve the Compensation Terms (as described below), attached hereto as Exhibit B, for an additional period of three years.
Mr. Singolda has been our Chief Executive Officer, as well as Director, since he founded the Company in 2007. As Chief Executive Officer of the Company, Mr. Singolda’s leadership, extensive experience and business acumen have been critical to our success, and he has been instrumental in the development of the Company’s technology and the execution of our strategy.
Mr. Singolda’s current compensation package, as approved by shareholders on April 18, 2021, and subsequently amended and approved by our shareholders on December 14, 2021, June 1, 2023 and June 4, 2025, includes the following terms:
(i)	Annual base salary of $590,000 with annual salary increase of up to 5% subject to Compensation Committee and Board approval;
(ii)	Annual target bonus of 50%-125% of base salary, with up to 200% of target bonus, payable in cash or equity, of which up to 30% may be paid at the discretion of the Committee and the Board;
(iii)
Annual equity grant equal to the greater of 900% of base salary or 1.0% of the Company’s 60-day average market value, subject to equitable adjustments by the Compensation Committee and Board for corporate events prior to grant;

(iv)	Certain customary social benefits and reimbursement for tax service expenses up to a net amount of $50,000 per annum before grossing up;
(v)	Special achievement bonus of up to 200% of base salary, payable in cash or equity, subject to Compensation Committee and Board approval; and
(iv)	Retirement benefits under Taboola.com Ltd. Executive Severance Plan.
In addition, it is proposed to approve an amendment to Mr. Singolda's annual base salary terms to provide for an annual salary increase of up to 7% (instead of 5%) subject to Compensation Committee and Board approval. If no such increase is granted in a given year, the Compensation Committee may, in any subsequent year and with Board approval, authorize a cumulative increase of up to the increased amounts that potentially could have been, but were not, paid in any prior year. The proposed amendment is intended to provide the Compensation Committee and Board with appropriate flexibility to periodically review and, if deemed appropriate, adjust Mr. Singolda’s base salary to reflect market conditions and competitive compensation practices, in a manner consistent with the Company’s executive compensation philosophy.
Taboola  43  2026 Proxy Statement

As part of a long-term retention plan and in recognition of Mr. Singolda’s performance and contribution to the Company, it is proposed to re-approve Mr. Singolda’s current compensation terms, which will remain unchanged, other than as described above, for an additional three-year period, effective upon the expiration of the current package.
The Compensation Committee reviewed and considered, and the Board also reviewed and considered, in approving Mr. Singolda's compensation package: (i) the Company's shareholder-supported compensation philosophy; (ii) the Company's shareholder-approved Compensation Policy for Executive Officers and Directors; (iii) the market data and benchmarking analyses presented by the Company's independent compensation advisor, Pearl Meyer; and (iv) the Company's performance, strategic objectives, and the scope and complexity of Mr. Singolda’s role and responsibilities.
ISRAELI COMPANIES LAW REQUIREMENT
Under the Companies Law, any arrangement between a company and a Chief Executive Officer who is also a director relating to his or her compensation that is consistent with the Company’s compensation policy requires the approval of that Company’s Compensation Committee, Board, and shareholders by a simple majority, in that order.

The Board of Directors unanimously recommends that you vote FOR this proposal.

The shareholder vote on this matter is binding under Israeli law and not advisory, unlike our “say-on-pay” proposal, which is advisory.
PROPOSAL
It is proposed that the following resolution be adopted at the Annual Meeting:
RESOLVED, to approve the compensation terms of the Company’s Chief Executive Officer (and director) as detailed in the proxy statement, dated April [*], 2026.
Taboola  44  2026 Proxy Statement

Audit Committee Matters
Audit Committee Pre-Approval Policies and Procedures
Taboola’s Audit Committee has established pre-approval policies and procedures applicable to all services provided by Taboola’s independent registered public accounting firm, pursuant to which the Committee reviewed for approval each particular service expected to be provided. In connection with that review, the Audit Committee is provided with detailed information so that it can make well-reasoned assessments of the impact of the services on the independence of the independent auditor. Pre-approvals could include pre-approved cost levels or budgeted amounts or a range of cost levels or budgeted amounts. Pre-approval is also required for substantive changes in terms, conditions and fee arrangements resulting from changes in the scope, structure or other items. The pre-approvals include services in categories of audit services, audit related services, tax services and other services permissible under the SEC’s auditor independence rules. The services shown in the table below were approved by the Audit Committee in accordance with these pre-approval policies and procedures.
AUDIT AND NON-AUDIT FEES
Kost, Forer, Gabbay & Kasierer, a member of Ernst & Young Global, or EY, was Taboola’s independent registered public accounting firm for each of the fiscal years ended December 31, 2025 and December 31, 2024. Fees incurred by Taboola and its subsidiaries for professional services rendered by EY with respect to 2025 and 2024 were as follows:

Description	2025 (in thousands)	2024 (in thousands)
Audit Fees	2,450	3,000
Audit Related Fees	50	72
Tax Fees	441	308
All Other Fees	10	—
Total	$2,951	$3,380

Audit Fees
Audit fees for the years ended December 31, 2025 and 2024 include fees for the audit of our annual financial statements and the review procedures of our quarterly financial statements. This category also includes services that the independent accountant generally provides, such as consents and assistance with and review of documents filed with the SEC.
Audit Related Fees
Audit related fees for the years ended December 31, 2025 and 2024 include fees related to assurance and associated services that are traditionally performed by the independent accountant, such as due diligence services and attestation reports for service organizations and due diligence services.
Tax Fees
Tax fees for the years ended December 31, 2025 and 2024 relate to ongoing tax advisory, tax compliance and tax planning services.
All Other Fees
Other Fees for the year ended December 31, 2025 relate to corporate advisory services.
There are no other fees than what is included in the above table.
Taboola  45  2026 Proxy Statement

REPORT OF THE AUDIT COMMITTEE
The following is the report of the Audit Committee of our Board. The Audit Committee has reviewed and discussed our audited financial statements for the year ended December 31, 2025 with our management. In addition, the Audit Committee has discussed with Kost, Forer, Gabbay & Kasierer, a member of Ernst & Young Global, our independent registered public accounting firm, the matters required to be discussed by standards promulgated by the American Institute of Certified Public Accountants and the Public Company Accounting Oversight Board, or PCAOB, including PCAOB Auditing Standard No. 1301 “Communications with Audit Committees.”
The Audit Committee also has received the written disclosures and the letter from Ernst & Young LLP as required by the applicable requirements of the PCAOB and the SEC regarding the independent accountant’s communications with the audit committee concerning independence, and the Audit Committee has discussed with Ernst & Young LLP the independence of Ernst & Young LLP.
Based on the Audit Committee’s review of the matters noted above and its discussions with our independent accountants and our management, the Audit Committee recommended to the Board of Directors that the financial statements be included in our 2025 Annual Report.
Respectfully submitted by the members of the Audit Committee:
Richard Scanlon (Chair)
Zvi Limon
Gilad Shany
Taboola  46  2026 Proxy Statement

PROPOSAL 5:
Re-Appointment of Independent Auditors
The Board recommends that shareholders approve the ratification of the selection of the independent registered public accounting firm described below. Our Audit Committee and Board have approved the appointment of Kost, Forer, Gabbay & Kasierer, a member of Ernst & Young Global (“EY”), as Taboola’s independent registered public accounting firm for the year ending December 31, 2026, subject to the approval of our shareholders. EY has acted as our independent auditor since 2014. We have been advised by EY that it is a registered public accounting firm with the PCAOB and that it complies with the auditing, quality control and independence standards and rules of the PCAOB and the SEC. For information on EY audit and audit related fees, see “Audit Committee Matters – Audit and Non-Audit Fees.”
We expect that representatives of EY will be present at the Annual Meeting to respond to appropriate questions, and they will have the opportunity to make a statement if they desire.
The text of the proposal presented for your approval is as follows:
RESOLVED, to re-appoint Kost, Forer, Gabbay & Kasierer, a member of Ernst & Young Global, as the Company’s independent registered public accounting firm for the year ending December 31, 2026 and until the next annual general meeting of shareholders.
COMMITTEE RESPONSIBILITIES AND DUTIES
The Audit Committee has direct responsibility for the oversight of the work of our independent registered public accounting firm, including the sole authority for the establishment of pre-approval policies and procedures for all audit and non-audit engagements. The Committee also oversees the integrity of our financial statements and reports and the qualifications, performance and independence of Taboola’s independent registered public accounting firm. For more information, see the description in this Proxy Statement of the Audit Committee under the heading “Committees of the Board of Directors.”
COMMITTEE CONSIDERATIONS AND AUDIT FIRM ASSESSMENT
In connection with the annual appointment of EY, the Audit Committee undertook a comprehensive assessment and review of EY, and considered among other factors:
•	Whether the retention of EY is in the best interests of Taboola and its shareholders;
•	EY’s technical expertise, geographical footprint, knowledge level and quality of service;
•	The recent performance of EY and the lead audit partner, including quality of communication, competence and responsiveness;
•	The independence of EY;
•	Known legal risks and significant proceedings involving EY; and
•	The fees incurred by Taboola for the services rendered.
In accordance with SEC rules and EY policies, the lead audit partner must be rotated at least every five years. The Committee and the Committee Chair are involved in the selection of the lead audit partner by vetting potential candidates, analyzing candidate qualifications and conducting interviews. The Committee is also consulted regarding the final selection of the lead audit partner.

The Board of Directors unanimously recommends that you vote FOR this proposal.

Taboola  47  2026 Proxy Statement

General Information About the Annual Meeting
QUESTIONS AND ANSWERS ABOUT VOTING
WHY AM I RECEIVING THESE MATERIALS?
Taboola’s Board is soliciting your vote by proxy at the Annual Meeting. This proxy statement includes information that we are required to provide to you under the rules of the SEC and is designed to assist you in voting your shares.
CAN I ACCESS TABOOLA’S PROXY MATERIALS AND ANNUAL REPORT ELECTRONICALLY?
This proxy statement and our Annual Report on Form 10-K, including our audited consolidated financial statements for the year ended December 31, 2025, are available to our shareholders on the investor relations portion of our website at www.investors.taboola.com.
WHAT IS THE RECORD DATE FOR THE MEETING?
Our Board has fixed the record date for the Annual Meeting as of the close of business on April 13, 2026.
HOW MANY VOTES CAN BE CAST BY ALL SHAREHOLDERS?
As of the Record Date, 243,137,563 of our Ordinary shares were outstanding and entitled to be voted at the Annual Meeting. Each Ordinary share is entitled to one vote on each matter. Our non-voting Ordinary shares are not entitled to vote at the Annual Meeting.
HOW DO I VOTE?

Vote by Internet You may vote by Internet prior to the Annual Meeting by following the instructions included with your proxy card or the notice we mailed to you on April [*], 2026	Vote Online at the Meeting You can vote online while virtually attending the Annual Meeting by visiting www.virtualshare- holdermeeting.com/ TBLA2026	Vote by Mail You may vote if you received a printed proxy card, you may mark, sign, date and mail the proxy card you received from Taboola in the postage-paid return envelope.	Vote by Telephone You may vote by telephone prior to the Annual Meeting by following the instructions included with your proxy card or the notice we mailed to you on April [*], 2026

If your shares are registered in your name, you may vote online while virtually attending the Annual Meeting by visiting www.virtualshareholdermeeting.com/TBLA2026 or by proxy without attending the Annual Meeting. Registered shareholders may also vote by telephone or on the Internet prior to the Annual Meeting by following the instructions included with your proxy card or the notice we mailed to you on April [*], 2026. In addition, if you received a printed proxy card, you may mark, sign, date and mail the proxy card you received from Taboola in the postage-paid return envelope. If you vote in accordance with any of the available methods, your shares will be voted at the Annual Meeting pursuant to your instructions. If you sign and return the proxy card or vote by telephone or on the Internet but do not provide voting instructions on some or all of the proposals, your shares will be voted by the persons named in the proxy card on all uninstructed proposals in accordance with the recommendations of the Board given below.
If your shares are held in “street name” by a broker, bank or other nominee, that person, as the record holder of your shares, is required to vote your shares according to your instructions. Your bank, broker or other nominee will send you directions on how to vote those shares, which may include the ability to instruct the voting of your shares by telephone or on the Internet prior to the Annual Meeting.
Taboola  48  2026 Proxy Statement

If your shares are registered in your name or if your shares are held by a broker, bank or other nominee and you wish to vote online while virtually attending the Annual Meeting, you will need to access the live audio webcast of the Annual Meeting at www.virtualshareholdermeeting.com/TBLA2026 and follow the instructions for shareholder voting.
WHAT ARE THE BOARD’S RECOMMENDATIONS ON HOW TO VOTE MY SHARES?
The Board recommends a vote FOR the following Proposals:
•	Proposal 1—re-election of the Class II nominees named herein as directors (page 15)
•	Proposal 2—approval of the advisory proposal on executive compensation (page 40)
•	Proposal 3—approval of the Compensation Policy for the Company’s executive officers and directors (page 41)
•	Proposal 4—approval of the compensation terms for our Chief Executive Officer (and Director) (page 43)
•	Proposal 5—re-appointment of independent auditors (page 47)
Additionally, if other matters are presented at the Annual Meeting, the persons named in the proxy card as proxy holders are authorized to vote on the additional matters as they determine.
WHO PAYS THE COST FOR SOLICITING PROXIES BY TABOOLA?
Taboola will pay the cost of soliciting proxies including postage, printing, and handling. Taboola may retain a proxy solicitor to assist in the distribution of proxy materials and the solicitation of proxies from brokerage firms, banks, broker-dealers and other similar organizations representing beneficial owners for a fee not expected to exceed approximately $50,000 plus reimbursement of certain out-of-pocket expenses. Proxies may also be solicited by Taboola directors, officers and employees without additional compensation. Taboola will supply proxy materials to brokers and other nominees to solicit proxies from beneficial owners and will reimburse them for their reasonable expenses in forwarding solicitation materials. In addition to solicitation by mail, proxies may be solicited by telephone, email, other means of electronic communication or in person.
WHAT IS HOUSEHOLDING?
Some banks, brokers and other nominee record holders may be “householding” our proxy statements, annual reports and related materials. “Householding” means that only one copy of these documents may have been sent to multiple shareholders in one household. If you would like to receive your own set of Taboola’s proxy statements, annual reports and related materials, or if you share an address with another Taboola shareholder and together both of you would like to receive only a single set of these documents, you may (i) contact your bank, broker or other nominee or (ii) direct your written request to our Investor Relations Department at 16 Madison Square West, 7th Floor, New York, NY 10010, 212-206-7633. We agree to deliver promptly, upon written or oral request, a separate copy of the proxy materials, as requested, to any shareholder at the shared address to which a single copy of those documents was delivered.
MAY I CHANGE MY VOTE?
If you are a registered shareholder, you may change your vote or revoke your proxy at any time before it is voted by notifying the Secretary in writing, by returning a signed proxy with a later date, by submitting an electronic proxy as of a later date or by virtually attending the Annual Meeting and voting online during the Annual Meeting. If your shares are held in “street name,” you must contact your bank, broker or other nominee for instructions on changing your vote.
WHAT CONSTITUTES A QUORUM?
Under our Articles of Association, the Annual Meeting will be properly convened if at least two shareholders attend the Annual Meeting in person or sign and return proxies, provided that they hold Ordinary shares representing at least 33 1∕3% of our voting power. If such quorum is not present within half an hour from the time scheduled for the Annual Meeting, the Annual Meeting will be adjourned to the same time on June 11, 2026. At such adjourned meeting the presence of at least one or more shareholders in person or by proxy (regardless of the voting power represented by their Ordinary shares) will constitute a quorum.
Taboola  49  2026 Proxy Statement

WHAT VOTE IS REQUIRED TO APPROVE EACH ITEM?
For Proposal 1: Any director nominee is elected by a majority of the votes cast. This means that the number of votes cast “FOR” a director nominee must exceed the number of votes cast “AGAINST” the nominee. If the director nominee receives more votes cast “FOR” their election than “AGAINST” they will be elected as a Class II director to serve until the 2029 annual meeting of shareholders and until their respective successor is duly elected and qualified. Abstentions and broker non-votes will have no effect on the outcome of Proposal 1.
For Proposals 2, 4 and 5: The “FOR” vote of a majority of the voting power of the shares present in person or represented by proxy entitled to vote and voting on such proposal is required. Abstentions will have no effect on the outcome of these proposals. Broker non-votes will have no effect on the outcome of Proposals 2 and 4.
For Proposal 3: The “FOR” vote of a majority of the voting power of the shares present in person or represented by proxy excluding abstentions, including a majority of the votes of shareholders who are not controlling shareholders or do not have a personal interest (an “Interested Shareholder”) in the approval of such proposal; or (ii) the total number of shares of the shareholders mentioned in clause (i) above that voted against the proposal does not exceed two percent (2%) of the total voting shares in the Company is required. Abstentions and broker non-votes will have no effect on the outcome of Proposal 3.
HOW IS THE VOTE COUNTED?
Votes cast by proxy or at the Annual Meeting will be counted by the persons appointed by Taboola to act as tellers for the Annual Meeting.
Stock exchange rules permit a broker to vote shares held in a brokerage account on certain proposals if the broker does not receive voting instructions from you. Stock exchange and SEC rules, however, prohibit brokers from voting uninstructed shares in the case of election of directors, executive compensation matters and shareholder proposals. Accordingly, of the matters to be voted on at the Annual Meeting, we believe the only proposal on which brokers will have discretionary voting authority is the re-appointment of independent auditors (Proposal 5).
WHERE IS THE MEETING HELD?
The Annual Meeting will be conducted solely via live audio webcast at: www.virtualshareholdermeeting.com/TBLA2026.
You will be able to participate, submit questions and vote your shares electronically. To do so, you will need to visit www.virtualshareholdermeeting.com/TBLA2026 and use the 16-digit control number provided with the voting instructions.
Please allow ample time for the online check-in process. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the login page hosting the virtual meeting.
HOW DO I SUBMIT A QUESTION AT THE ANNUAL MEETING?
If you wish to submit a question on the day of the Annual Meeting, beginning at 9:00 a.m. (Eastern Time) / 4:00 p.m. (Israel Time) on June 9, 2026, you may login and ask a question at www.virtualshareholdermeeting.com/TBLA2026. The Annual Meeting will be governed by our meeting guidelines posted at www.virtualshareholdermeeting.com/TBLA2026 in advance of the Annual Meeting. The Annual Meeting guidelines will address the ability of shareholders to ask questions during the Annual Meeting, including rules on permissible topics, and rules for how questions and comments will be recognized and disclosed to Annual Meeting participants.
WHAT HAPPENS IF THE ANNUAL MEETING IS POSTPONED OR ADJOURNED?
Your proxy may be voted at the postponed or adjourned meeting. You will still be able to change your proxy until it is voted.
MAY I SEE A LIST OF SHAREHOLDERS ENTITLED TO NOTICE OF THE ANNUAL MEETING AS OF THE RECORD DATE?
A list of our registered shareholders as of the close of business on the Record Date will be made available to shareholders during the Annual Meeting at www.virtualshareholdermeeting.com/TBLA2026. To access such list of registered holders beginning May 1, 2026 and until the Annual Meeting, shareholders should email Taboola Investor Relations at investors@taboola.com.
Taboola  50  2026 Proxy Statement

PROPOSALS AND NOMINATIONS BY SHAREHOLDERS
If you wish to submit a shareholder proposal pursuant to Rule 14a-8 of the Exchange Act to be considered for inclusion in the Company’s proxy materials for the Company’s 2027 Annual Meeting of Shareholders, your proposal must be submitted in writing by December 31, 2026 to Taboola Investor Relations, 16 Madison Square West, 7th Floor, New York, NY 10010. As the rules of the SEC make clear, simply submitting a proposal does not guarantee its inclusion in our proxy statement.
For a shareholder proposal submitted in accordance with Section 66(b) of the Companies Law to be considered timely, a shareholder proposal must be delivered within seven days following the Company’s notice of convening a shareholders’ general meeting at which directors are to be elected and certain other proposals are to be considered (or within three days of the Company’s notice in other instances).
The Company’s Articles of Association provides that in order for the Board to consider a request to include a matter on the agenda of a general meeting of shareholders (a “Proposal Request”), notice of the Proposal Request must be timely delivered and comply with certain requirements under the Articles of Association. To be considered timely, a Proposal Request must be received within the time periods prescribed by applicable law.
In addition to satisfying the foregoing requirements, including the timing and other requirements, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees for the 2027 Annual Meeting of Shareholders must also provide notice to our Corporate Secretary that sets forth all information required by Rule 14a-19 under the Exchange Act, and such notice must be received no later than April 11, 2027, except that, if the date of the 2027 Annual Meeting of Shareholders changes by more than 30 calendar days from the date of the Annual Meeting, such notice must be provided by the later of 60 calendar days prior to the date of the 2027 annual meeting of shareholders or the 10th calendar day following the day on which public announcement of the date of the 2027 Annual Meeting of Shareholders is first made by the Company. A shareholder seeking to utilize the universal proxy rules must comply with those rules and must also comply with the Company’s Articles of Association, including the obligation to provide timely notice as described above.
INCORPORATION BY REFERENCE
To the extent that this proxy statement is incorporated by reference into any other filing by Taboola with the SEC under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, the information contained in the section of this proxy statement titled “Report of the Audit Committee” (to the extent permitted by the rules of the SEC) will not be deemed incorporated, unless specifically provided otherwise in such filing. The information contained in the Compensation Committee Report will not be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, other than Taboola’s Annual Report on Form 10-K, except to the extent specifically provided otherwise in such filing.
OTHER MATTERS
The Board does not know of any other matters that may be presented for action at the Annual Meeting other than those described in this proxy statement. If any other matters do properly come before the Meeting, including the authority to adjourn the Meeting pursuant to Article 30 of the Company’s Articles of Association, the persons named as proxies will vote, in their discretion, according to their best judgment and the recommendation of the Board.
Taboola  51  2026 Proxy Statement

Exhibit A
COMPENSATION POLICY
TABOOLA.COM LTD.

Compensation Policy for Executive Officers and Directors

(As  ~~Amended~~   Adopted by the Shareholders on   ~~December~~   [Month]  ~~14~~  [Day],  ~~2021~~  2026)
Taboola  52  2026 Proxy Statement

A.	Overview and Objectives
1.	Introduction
This document sets forth the Compensation Policy for Executive Officers and Directors (this “Compensation Policy” or “Policy”) of Taboola.com Ltd. (“Taboola” or the “Company”), in accordance with the requirements of the Companies Law, 5759-1999 and the regulations promulgated thereunder (the “Companies Law”).
Compensation is a key component of Taboola’s overall human capital strategy to attract, retain, reward, and motivate highly skilled individuals that will enhance Taboola’s value and otherwise assist Taboola to reach its business and financial long-term goals. Accordingly, the structure of this Policy is established to tie the compensation of each officer to Taboola’s goals and performance.
For purposes of this Policy, “Executive Officers” shall mean “Office Holders” as such term is defined in Section 1 of the Companies Law, excluding, unless otherwise expressly indicated herein, Taboola’s directors.
This policy is subject to applicable law and is not intended, and should not be interpreted as limiting or derogating from, provisions of applicable law to the extent not permitted.
This Policy shall apply to compensation agreements and arrangements which will be approved after the date on which this Policy is adopted and shall serve as Taboola’s Compensation Policy for  ~~five~~   three ( ~~5~~  3) years, commencing as of its adoption, unless amended earlier.
The Compensation Committee and the Board of Directors of Taboola (the “Compensation Committee” and the “Board”, respectively) shall review and reassess the adequacy of this Policy from time to time, as required by the Companies Law.
2.	Objectives
Taboola’s objectives and goals in setting this Policy are to attract, motivate and retain highly experienced leaders who will contribute to Taboola’s success and enhance shareholder value, while demonstrating professionalism in a highly achievement-oriented culture that is based on merit and rewards excellent performance in the long term, and embedding Taboola’s core values as part of a motivated behavior. To that end, this Policy is designed, among others:
2.1.	To closely align the interests of the Executive Officers with those of Taboola’s shareholders in order to enhance shareholder value;
2.2.	To align a significant portion of the Executive Officers’ compensation with Taboola’s short and long-term goals and performance;
2.3.
To provide the Executive Officers with a structured compensation package, including competitive salaries, performance-motivating cash and equity incentive programs and benefits, and to be able to present to each Executive Officer an opportunity to advance in a growing organization;

2.4.	To strengthen the retention and the motivation of Executive Officers in the long-term;
2.5.	To provide appropriate awards in order to incentivize superior individual excellency and corporate performance; and
2.6.	To maintain consistency in the way Executive Officers are compensated.
Taboola  53  2026 Proxy Statement

3.	Compensation Instruments
Compensation instruments under this Policy may include the following:
3.1.	Base salary;
3.2.	Benefits;
3.3.	Cash bonuses;
3.4.	Equity based compensation;
3.5.	Change of control terms; and
3.6.	Retirement and termination terms.
4.	Overall Compensation - Ratio Between Fixed and Variable Compensation
4.1.
This Policy aims to balance the mix of “Fixed Compensation” (comprised of base salary and benefits) and “Variable Compensation” (comprised of cash bonuses and equity-based compensation) in order to, among other things, appropriately incentivize Executive Officers to meet Taboola’s short and long-term goals while taking into consideration the Company’s need to manage a variety of business risks.

4.2.
The total annual target bonus and equity-based compensation per vesting annum (based on the fair market value at the time of grant calculated on a liner basis) of each Executive Officer shall not exceed 95% of such Executive Officer’s total compensation package for such year.

5.	Inter-Company Compensation Ratio
5.1.
In the process of drafting and updating this Policy, Taboola’s Board and Compensation Committee have examined the ratio between employer cost associated with the engagement of the Executive Officers, including directors, and the average and median employer cost associated with the engagement of Taboola’s other employees (including contractor employees as defined in the Companies Law) (the “Ratio”).

5.2.
The possible ramifications of the Ratio on the daily working environment in Taboola were examined and will continue to be examined by Taboola from time to time in order to ensure that levels of executive compensation, as compared to the overall workforce will not have a negative impact on work relations in Taboola.

B.	Base Salary and Benefits
6.	Base Salary
6.1.
A base salary provides stable compensation to Executive Officers and allows Taboola to attract and retain competent executive talent and maintain a stable management team. The base salary varies among Executive Officers, and is individually determined according to the educational background, prior vocational experience, qualifications, company’s role, business responsibilities and the past performance of each Executive Officer.

6.2.
Since a competitive base salary is essential to Taboola’s ability to attract and retain highly skilled professionals, Taboola will seek to establish a base salary that is competitive with base salaries paid to Executive Officers in a peer group of other companies operating in technology sectors which are similar in their characteristics to Taboola’s, as much as possible, while considering, among others, such companies’ size and characteristics including their revenues, profitability rate, growth rates, market capitalization,

Taboola  54  2026 Proxy Statement

number of employees and operating arena (in Israel or globally), the list of which shall be reviewed and approved by the Compensation Committee annually. To that end, Taboola shall utilize as a reference, comparative market data and practices, which will include a compensation survey that compares and analyses the level of the overall compensation package offered to an Executive Officer of the Company with compensation packages in similar positions (to that of the relevant officer) in such companies. Such compensation survey may be conducted internally or through an external independent consultant.
6.3.
The Compensation Committee and the Board may periodically consider and approve base salary adjustments for Executive Officers. The main considerations for salary adjustment are similar to those used in initially determining the base salary, but may also include change of role or responsibilities, recognition for professional achievements, regulatory or contractual requirements, budgetary constraints or market trends. The Compensation Committee and the Board will also consider the previous and existing compensation arrangements of the Executive Officer whose base salary is being considered for adjustment. Any limitation herein based on the annual base salary shall be calculated based, if applicable, on the monthly base salary applicable at the time of consideration of the respective grant or benefit.

7.	Benefits
7.1.	The following benefits may be granted to the Executive Officers in order, among other things, to comply with legal requirements:
7.1.1.	Vacation days in accordance with market practice;
7.1.2.	Sick days in accordance with market practice;
7.1.3.	Convalescence pay according to applicable law;
7.1.4.	Monthly remuneration for a study fund, as allowed by applicable law and with reference to Taboola’s practice and the practice in peer group companies (including contributions on bonus payments);
7.1.5.
Taboola shall contribute on behalf of the Executive Officer to an insurance policy or a pension fund, as allowed by applicable law and with reference to Taboola’s policies and procedures and the practice in peer group companies (including contributions on bonus payments); and

7.1.6.
Taboola shall contribute on behalf of the Executive Officer towards work disability insurance, as allowed by applicable law and with reference to Taboola’s policies and procedures and to the practice in peer group companies.

7.2.
Non-Israeli Executive Officers may receive other similar, comparable or customary benefits as applicable in the relevant jurisdiction in which they are employed. Such customary benefits shall be determined based on the methods described in Section 6.2 of this Policy (with the necessary changes and adjustments).

7.3.
In events of relocation or repatriation of an Executive Officer to another geography, such Executive Officer may receive other similar, comparable or customary benefits as applicable in the relevant jurisdiction in which he or she is employed or additional payments to reflect adjustments in cost of living. Such benefits may include reimbursement for out-of-pocket one-time payments and other ongoing expenses, such as housing allowance, car allowance, and home leave visit, etc.

7.4.
Taboola may offer additional benefits to its Executive Officers, which will be comparable to customary market practices, such as, but not limited to: cellular and land line phone benefits, company car and travel benefits, reimbursement of business travel including a daily stipend when traveling and other business related expenses, insurances, other benefits (such as newspaper subscriptions, academic and professional studies), etc., provided, however, that such additional benefits shall be determined in accordance with Taboola’s policies and procedures.

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C.	Cash Bonuses
8.	Annual Cash Bonuses - The Objective
8.1.
Compensation in the form of an annual cash bonus is an important element in aligning the Executive Officers’ compensation with Taboola’s objectives and business goals. Therefore, annual cash bonuses will reflect a pay-for-performance element, with payout eligibility and levels determined based on actual financial and operational results, in addition to other factors the Compensation Committee may determine, including individual performance.

8.2.
An annual cash bonus may be awarded to Executive Officers upon the attainment of pre-set periodical objectives and individual targets determined by the Compensation Committee (and, if required by law, by the Board) for each fiscal year, or in connection with such officer’s engagement, in case of newly hired Executive Officers, taking into account Taboola’s short and long-term goals, as well as its compliance and risk management policies. The Compensation Committee and the Board shall also determine applicable minimum thresholds that must be met for entitlement to the annual cash bonus (all or any portion thereof) and the formula for calculating any annual cash bonus payout, with respect to each fiscal year, for each Executive Officer. In special circumstances, as determined by the Compensation Committee and the Board (e.g., regulatory changes, significant changes in Taboola’s business environment, a significant organizational change, a significant merger and acquisition events etc.), the Compensation Committee and the Board may modify the objectives and/or their relative weights during the fiscal year, or may modify payouts following the conclusion of the year.

8.3.
In the event the employment of an Executive Officer is terminated prior to the end of a fiscal year, the Company may (but shall not be obligated to) pay such Executive Officer an annual cash bonus (which may or may not be pro-rated).

8.4.	The actual annual cash bonus to be paid to Executive Officers shall be approved by the Compensation Committee and the Board.
9.	Annual Cash Bonuses - The Formula
Executive Officers other than the CEO
9.1.
The performance objectives for the annual cash bonus of Taboola’s Executive Officers, other than the chief executive officer (the “CEO”), may be approved by Taboola’s CEO (in lieu of the Compensation Committee) and may be based on company, division and individual objectives. The performance measurable objectives, which include the objectives and the weight to be assigned to each achievement in the overall evaluation, will be based on actual financial and operational results, such as (by way of example and not by way of limitation) revenues, operating income and cash flow and may further include, divisional or personal objectives which may include operational objectives, such as (by way of example and not by way of limitation) market share, initiation of new markets and operational efficiency, customer focused objectives, project milestones objectives and investment in human capital objectives, such as (by way of example and not by way of limitation) employee satisfaction, employee retention and employee training and leadership programs. The Company may also grant annual cash bonuses to Taboola’s Executive Officers, other than the CEO, on a discretionary basis

9.2.	The target annual cash bonus that an Executive Officer, other than the CEO, will be entitled to receive for any given fiscal year, will not exceed 125% of such Executive Officer’s annual base salary.
9.3.
The maximum annual cash bonus, including for overachievement performance, that an Executive Officer, other than the CEO, will be entitled to receive for any given fiscal year, will not exceed 200% of such Executive Officer’s target annual bonus.

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CEO
9.4.
The annual cash bonus of Taboola’s CEO will be mainly based on performance measurable objectives and subject to minimum thresholds as provided in Section 8.2 above. Such performance measurable objectives will be determined annually by Taboola’s Compensation Committee (and, if required by law, by Taboola’s Board) and will be based on company and personal objectives. These performance measurable objectives, which include the objectives and the weight to be assigned to each achievement in the overall evaluation, will be based on overall company performance measures, which are based on actual financial and operational results, such as (by way of example and not by way of limitation) revenues, sales, operating income, cash flow or Company’s annual operating plan and long-term plan.

9.5.
The less significant part of the annual cash bonus granted to Taboola’s CEO, and in any event not more than 30% of the annual cash bonus, may be based on a discretionary evaluation of the CEO’s overall performance by the Compensation Committee and the Board based on quantitative and qualitative criteria.

9.6.	The target annual cash bonus that the CEO will be entitled to receive for any given fiscal year, will not exceed 125% of his or her annual base salary.
9.7.	The maximum annual cash bonus including for overachievement performance that the CEO will be entitled to receive for any given fiscal year, will not exceed 200% of his or her target annual bonus.
10.	Other Bonuses
10.1.
Special Bonus. Taboola may grant its Executive Officers a special bonus as an award for special achievements (such as in connection with mergers and acquisitions, offerings, achieving target budget or business plan under exceptional circumstances, or special recognition in case of retirement) or as a retention award at the CEO’s discretion for Executive Officers other than the CEO (and in the CEO’s case, at the Compensation Committee’s and the Board’s discretion), subject to any additional approval as may be required by the Companies Law (the “Special Bonus”). Any such Special Bonus will not exceed 200% of the Executive Officer’s annual base salary. Special Bonus can be paid, in whole or in part, in equity in lieu of cash.

10.2.
Signing Bonus. Taboola may grant a newly recruited Executive Officer a signing bonus, at the CEO’s discretion for Executive Officers other than the CEO (and in the CEO’s case, at the Compensation Committee’s and the Board’s discretion), subject to any additional approval as may be required by the Companies Law (the “Signing Bonus”). Any such Signing Bonus will not exceed 500% of the Executive Officer’s annual base salary and may be paid in cash or equity.

10.3.
Relocation/ Repatriation Bonus. Taboola may grant its Executive Officers a special bonus in the event of relocation or repatriation of an Executive Officer to another geography (the “Relocation Bonus”). Any such Relocation bonus will include customary benefits associated with such relocation and its monetary value will not exceed 100% of the Executive Officer’s annual base salary.

11.	Compensation Recovery (“Clawback”)
~~11.1.~~
In the event of an accounting restatement, Taboola shall be entitled to recover from its Executive Officers the bonus compensation or performance-based equity compensation in accordance with the clawback policy adopted by the Company, as may be amended from time to time, under the applicable stock exchange rules.  ~~in the amount in which such compensation exceeded what would have been paid based on the financial statements, as restated, provided that a claim is made by Taboola prior to the second anniversary following the filing of such restated financial statements.~~

~~11.2.~~	~~Notwithstanding the aforesaid, the compensation recovery will not be triggered in the following events:~~
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~~11.2.1.~~	~~The financial restatement is required due to changes in the applicable financial reporting standards; or~~
~~11.2.2.~~ 11.1.	~~The Compensation Committee has determined that Clawback proceedings in the specific case would be impossible, impractical, or not commercially or legally efficient.~~
~~11.3.~~ 11.2.
Nothing in this Section 11 derogates from any other “Clawback” or similar provisions regarding disgorging of profits imposed on Executive Officers by virtue of applicable securities laws or a separate contractual obligation and Taboola may implement other “clawback” policies covering events such as breach of company policies and other “bad boy” provisions.

D.	Equity Based Compensation
12.	The Objective
12.1.
The equity-based compensation for Taboola’s Executive Officers will be designed in a manner consistent with the underlying objectives of the Company in determining the base salary and the annual cash bonus, with its main objectives being to enhance the alignment between the Executive Officers’ interests with the long-term interests of Taboola and its shareholders, and to strengthen the retention and the motivation of Executive Officers in the long term. In addition, since equity-based awards are structured to vest over several years, their incentive value to recipients is aligned with longer-term strategic plans.

12.2.
The equity-based compensation offered by Taboola is intended to be in a form of share options and/or other equity-based awards, such as RSUs or performance stock units, in accordance with the Company’s equity incentive plan in place as may be updated from time to time.

12.3.
All equity-based incentives granted to Executive Officers (other than bonuses paid in equity in lieu of cash) shall normally be subject to vesting periods in order to promote long-term retention of the awarded Executive Officers. Unless determined otherwise in a specific award agreement or in a specific compensation plan approved by the Compensation Committee and the Board, grants to Executive Officers other than non-employee directors shall vest based on time, gradually over a period of at least 2-4 years, or based on performance. In addition, with respect to any newly appointed Executive Officer, the vesting terms of any “new hire”, “replacement” or “sign-on” grants may have shorter vesting periods, including those that match those of any equity or similar incentives forfeited by such incoming Executive Officer in connection with his or her departure from his or her former employer. The exercise price of options shall be determined in accordance with Taboola’s policies, the main terms of which shall be disclosed in the annual report of Taboola.

12.4.
All other terms of the equity awards shall be in accordance with Taboola’s incentive plans and other related practices and policies. Accordingly, the Board may, following approval by the Compensation Committee, make modifications to such awards consistent with the terms of such incentive plans, subject to any additional approval as may be required by the Companies Law.

13.	General Guidelines for the Grant of Awards
13.1.
The equity-based compensation shall be granted from time to time and be individually determined and awarded according to the performance, educational background, prior business experience, qualifications, role and the personal responsibilities of the Executive Officer.

13.2.
In determining the equity-based compensation granted to each Executive Officer, the Compensation Committee and the Board shall consider the factors specified in Section 13.1 above, and in any event, the total fair market value of an annual equity-based compensation at the time of grant (not including bonuses paid in equity in lieu of cash) shall not exceed: (i) with respect to the CEO - the higher of (w) 900% of his or her annual base salary or (x) 1% of the Company’s 60-day average fair market value subject to equitable adjustment as determined by the Compensation Committee and the Board, in their discretion, in the event of

Taboola  58  2026 Proxy Statement

any share buybacks, acquisitions, spin-offs, capital raises or other similar events preceding the date of grant (the “Annual Equity Award”) in a form to be determined at the time of each Annual Equity Award; and (ii) with respect to each of the other Executive Officers - the higher of (y) 900% of his or her annual base salary or (z) 1% of the Company’s 60-day average fair market value subject to equitable adjustment as determined by the Compensation Committee and the Board, in their discretion, in the event of any share buybacks, acquisitions, spin-offs, capital raises or other similar events preceding the date of grant in a form to be determined at the time of each Annual Equity Award.
13.3.
The fair market value of the equity-based compensation for the Executive Officers will be determined by multiplying the number of shares underlying the grant by the market price of Taboola’s ordinary shares on or around the time of the grant or according to other acceptable valuation practices at the time of grant, in each case, as determined by the Compensation Committee and the Board.

13.4.	The Company may satisfy tax withholding obligations related to equity-based compensation by net issuance, sale to cover or any other mechanism as determined by the Board from time to time.
E.	Retirement and Termination of Service Arrangements
14.	Advanced Notice Period
Taboola may provide an Executive Officer, other than the CEO, according to his/her seniority in the Company, his/her contribution to the Company’s goals and achievements and the circumstances of retirement and the CEO a prior notice of termination of up to twelve (12) months in the case of the CEO and twelve (12) months in the case of other Executive Officers, during which the Executive Officer may be entitled to all of the compensation elements, and to the continuation of vesting of his/her equity-based compensation. Such advance notice may or may not be provided in addition to severance, provided, however, that the Compensation Committee shall take into consideration the Executive Officer’s entitlement to advance notice in establishing any entitlement to severance and vice versa.
15.	Adjustment Period
Taboola may provide an additional adjustment period of up to twenty-four (24) months to the CEO and any other Executive Officer according to his/her seniority in the Company, his/her contribution to the Company’s goals and achievements and the circumstances of retirement, during which the Executive Officer may be entitled to all of the compensation elements, and to the continuation of vesting of his/her equity-based compensation.
16.	Additional Retirement and Termination Benefits
Taboola may provide an additional cash bonus equal to (a) for the CEO, the product of (i) the sum of (x) the CEO’s base salary plus (y) the higher of the CEO’s target bonus and actual bonus as determined over the prior two years multiplied by (ii) 200%; and (b) for all other Executive Officer’s, the product of (i) the sum of (x) the Executive Officer’s base salary plus (y) the higher of the Executive Officer’s target bonus and actual bonus as determined over the prior two years multiplied by (ii) 200%. Taboola may provide additional retirement and terminations benefits and payments as may be required by applicable law (e.g., mandatory severance pay under Israeli labor laws), or which will be comparable to customary market practices, including, without limitation, health and welfare benefit continuation. The severance benefits set forth in this Section 16 may be subject to the applicable Executive Officer’s execution and nonrevocation of a general release of claims and waiver and/or restrictive covenants agreement, including any applicable noncompetition and nonsolicitation covenants.
For the avoidance of doubt, except as described in Section 19, any outstanding, unvested equity awards held by the Executive Officer will be forfeited on a termination of employment for any reason without any payment being owed to such Executive Officer.
Taboola  59  2026 Proxy Statement

17.	Non-Compete Grant
Upon termination of employment and subject to applicable law, Taboola may grant to its Executive Officers a non-compete grant as an incentive to refrain from competing with Taboola for a defined period of time. The terms and conditions of the non-compete grant shall be decided by the Board and shall not exceed such Executive Officer’s monthly base salary multiplied by twelve (12). The Board shall consider the existing entitlements of the Executive Officer in connection with the consideration of any non-compete grant
18.	Limitation Retirement and Termination of Service Arrangements
The total non-statutory payments under Section 14-17 above for a given Executive Officer shall not exceed the Executive Officer’s monthly base salary multiplied by sixty (60). The limitation under this Section 18 does not apply to benefits and payments provided under other chapters of this Policy and shall not apply in the event of retirement or termination of service arrangements in connection with a change of control.
19.	Change of Control
In addition to the benefits applicable in the case of any retirement or termination of service, if, (x) within 24 months following a change of control the service of the CEO or Executive Officer is terminated or adversely adjusted in a material way, any outstanding equity awards held by an CEO or Executive Officer may be subject to the following treatment: (i) vesting acceleration of outstanding options or other equity-based awards, including the making of a determination by Taboola with respect to the achievement of performance metrics (which may be based on target or actual performance, including at maximum performance, through the date of the change of control, as determined in the discretion of the Compensation Committee and the Board); and (ii) extension of the exercising period of equity-based compensation for Taboola’s Executive Officers for a period of up to one (1) year, following the date of service termination.
F.	Exculpation, Indemnification and Insurance
20.	Exculpation
Taboola may exempt its directors and Executive Officers in advance for all or any of his/her liability for damage in consequence of a breach of the duty of care vis-a-vis Taboola, to the fullest extent permitted by applicable law.
21.	Insurance and Indemnification
21.1.
Taboola may indemnify its directors and Executive Officers to the fullest extent permitted by applicable law, for any liability and expense that may be imposed on the director or the Executive Officer, as provided in the indemnity agreement between such individuals and Taboola, all subject to applicable law and the Company’s articles of association.

21.2.	Taboola will provide directors’ and officers’ liability insurance (the “Insurance Policy”) for its directors and Executive Officers as follows:
21.2.1.
The limit of liability of the insurer shall not exceed the greater of $30,000,000 or 50% of the Company’s shareholders equity based on the most recent financial statements of the Company at the time of approval by the Compensation Committee; and

21.2.2.
The Insurance Policy, as well as the limit of liability and the premium for each extension or renewal shall be approved by the Compensation Committee (and, if required by law, by the Board) which shall determine that the sums are reasonable considering Taboola’s exposures, the scope of coverage and the market conditions and that the Insurance Policy reflects the current market conditions, and it shall not materially affect the Company’s profitability, assets or liabilities.

Taboola  60  2026 Proxy Statement

21.3.
Upon circumstances to be approved by the Compensation Committee (and, if required by law, by the Board), Taboola shall be entitled to enter into a “run off” Insurance Policy of up to seven (7) years, with the same insurer or any other insurance, as follows:

21.3.1.
The limit of liability of the insurer shall not exceed the greater of $30,000,000 or 50% of the Company’s shareholders equity based on the most recent financial statements of the Company at the time of approval by the Compensation Committee; and

21.3.2.
The Insurance Policy, as well as the limit of liability and the premium for each extension or renewal shall be approved by the Compensation Committee (and, if required by law, by the Board) which shall determine that the sums are reasonable considering the Company’s exposures covered under such policy, the scope of cover and the market conditions, and that the Insurance Policy reflects the current market conditions and that it shall not materially affect the Company’s profitability, assets or liabilities.

21.4.	Taboola may extend the Insurance Policy in place to include cover for liability pursuant to a future public offering of securities as follows:
21.4.1.
The Insurance Policy, as well as the additional premium shall be approved by the Compensation Committee (and if required by law, by the Board) which shall determine that the sums are reasonable considering the exposures pursuant to such public offering of securities, the scope of cover and the market conditions and that the Insurance Policy reflects the current market conditions, and it does not materially affect the Company’s profitability, assets or liabilities.

G.	Board of Directors Compensation
22.
All Taboola’s non-employee Board members may be entitled to annual total compensation (in the form of cash compensation and equity grants) of up to $750,000. The fair market value of the equity-based compensation for Taboola’s non-employee Board members will be determined by multiplying the number of shares underlying the grant by the market price of Taboola’s ordinary shares on or around the time of the grant or according to other acceptable valuation practices at the time of grant, in each case, as determined by the Compensation Committee and the Board.

23.
The compensation of the Company’s external directors, if elected, shall be in accordance with the Companies Regulations (Rules Regarding the Compensation and Expenses of an External Director), 5760-2000, as amended by the Companies Regulations (Relief for Public Companies Traded in Stock Exchange Outside of Israel), 5760-2000, as such regulations may be amended from time to time.

24.
Notwithstanding the provisions of Section 22 above, in special circumstances, such as in the case of a professional director, an expert director or a director who makes a unique contribution to the Company, such director’s compensation may be different than the compensation of all other directors and may be greater than the maximal amount allowed under Section 22.

25.
All terms of the equity awards shall be in accordance with Taboola’s incentive plans and other related practices and policies. Accordingly, the Board may, following approval by the Compensation Committee, make modifications to such awards consistent with the terms of such incentive plans, subject to any additional approval as may be required by the Companies Law. In addition, the Company may satisfy tax withholding obligations related to equity-based compensation granted to directors by net issuance, sale to cover or any other mechanism as determined by the Board from time to time.

26.	In addition, members of Taboola’s Board may be entitled to reimbursement of expenses in connection with the performance of their duties.
27.	It is hereby clarified that the compensation (and limitations) stated under Section H will not apply to directors who serve as Executive Officers.
Taboola  61  2026 Proxy Statement

H.	Miscellaneous
28.
Nothing in this Policy shall be deemed to grant to any of Taboola’s Executive Officers, employees, directors, or any third party any right or privilege in connection with their employment by or service to the Company, nor deemed to require Taboola to provide any compensation or benefits to any person. Such rights and privileges shall be governed by applicable personal employment agreements or other separate compensation arrangements entered into between Taboola and the recipient of such compensation or benefits. The Board may determine that none or only part of the payments, benefits and perquisites detailed in this Policy shall be granted, and is authorized to cancel or suspend a compensation package or any part of it.

29.
An Immaterial Change in the Terms of Employment of an Executive Officer other than the CEO may be approved by the CEO, provided that the amended terms of employment are in accordance with this Policy. An “Immaterial Change in the Terms of Employment” means a change in the terms of employment of an Executive Officer with an annual total cost to the Company not exceeding an amount equal to two (2) monthly base salaries of such employee.

30.
In the event that new regulations or law amendment in connection with Executive Officers’ and directors’ compensation will be enacted following the adoption of this Policy, Taboola may follow such new regulations or law amendments, even if such new regulations are in contradiction to the compensation terms set forth herein.

*********************
This Policy is designed solely for the benefit of Taboola and none of the provisions thereof are intended to provide any rights or remedies to any person other than Taboola.
Taboola  62  2026 Proxy Statement

Exhibit B
Amended Chief Executive Officer Compensation Package

As Approved by Taboola.com Ltd.’s Shareholders on  ~~June 4~~  [•],  ~~2025~~  2026
For a period of  ~~five~~   three years beginning on  ~~the Closing Date of~~   [         ] ~~Agreement and Plan of Merger between Taboola.com Ltd., a company organized under the laws of the State of Israel (the “Company”), Toronto Sub Ltd., a Cayman Islands exempted company and a direct, wholly owned subsidiary of the Company (“Merger Sub”), and ION Acquisition Corp. 1 Ltd., a Cayman Islands exempted company (“ION”), dated January 25, 2021~~, the Chief Executive Officer of the Company and its subsidiaries (the “CEO“) will be entitled to cash and equity bonuses as follows:
Base Salary and Social Benefits
1.	Annual base salary of $590,000 (the “Annual Salary”).
2.
The Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) and the Board may approve an increase of the Annual Salary by up to  ~~5~~  7% per annum. If no such increase is granted in a given year, the Committee may, in any subsequent year and with Board approval, authorize a cumulative increase of up to the increased amounts that potentially could have been, but were not, paid in any prior year.

3.	Reimbursement of tax service expenses up to net $50,000 per annum before grossing up.
4.
The CEO will be eligible to participate in the Taboola.com Ltd. 2021 Share Incentive Plan, the Taboola.com Ltd. Executive Severance Plan and other health and welfare or fringe benefits and perquisites in accordance with standard Company policies that are subject to change from time to time.

Cash Bonuses
1.
The CEO will be entitled to an aggregate annual cash bonus opportunity (the “Annual Bonus”) equal to 50%-125% of the Annual Salary as approved by the Committee and the Board on an annual basis (the “Target Bonus”). The Annual Bonus may be paid in the form of cash or equity awards payable in ordinary shares (an “Equity Award”). In the event all or any portion of the Annual Bonus is paid in the form of an Equity Award, the value of the Equity Award will be determined based on the underlying award’s Fair Market Value (as defined in the Company’s 2021 Share Incentive Plan) and may be subject to vesting and/or forfeiture conditions as determined by the Committee and the Board.

2.	The Annual Bonus will be structured as follows subject to the annual review by the Committee and the Board:
a.
The Annual Bonus will be paid subject to the Company and the CEO, as applicable, meeting the annual Key Performance Indicators (financial and/or operational in nature) annually determined by the Committee and the Board in accordance with Sections 9 and 10 of the Company’s Compensation Policy with respect to the fiscal year for which the Target Bonus may be paid (the “Annual Corporate KPIs”).

b.
Up to 30% of the Target Bonus may be paid subject to the assessment by the Committee and the Board of the CEO’s performance based on certain pre-determined and agreed upon personal objectives (the “Annual Individual Goals”).

3.
As part of the leveraged structure of the CEO’s Annual Bonus program, the CEO can earn up to 200% of the Target Bonus for overachievement on the Annual Corporate KPIs and, if applicable, Annual Individual Goals. Conversely, the CEO can earn 0% of the Target Bonus if threshold level of performance against Annual Corporate KPIs and, if applicable, Annual Individual Goals is not achieved.

Taboola  63  2026 Proxy Statement

4.
Annual Bonuses, if earned (in part or in full) pursuant to the terms set forth above, will be paid annually by March 15 with respect to any preceding year, but no later than two and one-half months following the end of the fiscal year for which the Annual Bonus relates, and subject to the CEO being employed by the Company (or its affiliates) at the time such Annual Bonus is paid.

5.
Special Bonus. The Committee and the Board may approve a special bonus as an award for special achievements (such as in connection with mergers and acquisitions, offerings, achieving target budget or business plan under exceptional circumstances, or special recognition in case of retirement), or as a retention award (the “Special Bonus”). Any such Special Bonus will not exceed 200% of the CEO’s annual base salary. A Special Bonus can be paid, in whole or in part, in equity in lieu of cash.

Equity Awards
1.
The CEO will be entitled to an annual equity award with a grant date fair market value of the higher of (i) 900% of his annual base salary or (ii) 1.0% of the Company’s 60-day average fair market value subject to equitable adjustment as determined by the Compensation Committee and the Board, in their discretion, in the event of any share buybacks, acquisitions, spin-offs, capital raises or other similar events preceding the date of grant (the “Annual Equity Award”) in a form to be determined at the time of each Annual Equity Award. The value of each Annual Equity Award will be determined based on the Fair Market Value (as defined in the Company’s 2021 Share Incentive Plan) of the award or any other valuation methodology determined by the Committee and the Board.

2.
The Annual Equity Award will be granted to the CEO in conjunction with the annual grant of equity awards to the other members of the Company’s management, provided that the CEO is employed by the Company (or its affiliates) in such position at the date of the grant.\

3.	The treatment of the Annual Equity Awards in connection with a termination of the CEO’s employment is set forth in the Taboola.com Ltd. Executive Severance Plan.
4.
Each Annual Equity Award will be made pursuant to the Company’s 2021 Share Incentive Plan and will be subject to the CEO executing and delivering a customary Award Agreement as may be approved from time to time by the Compensation Committee and the Board.

Taboola  64  2026 Proxy Statement

TABOOLA.COM LTD.
C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS
PO BOX 1342
BRENTWOOD, NY 11717

SCAN TO
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TABOOLA.COM LTD.

The Board recommends you vote for FOR the re-election of the following nominees:

1. Election of Directors.

Nominees:	**For**	**Against**	**Abstain**
1a. Nechemia J. Peres	☐	☐	☐
1b. Gilad Shany	☐	☐	☐

Please Note: By voting on Proposal 3, whether by means of the enclosed proxy card, via telephone or internet voting, you will be deemed to confirm to the Company that you are not an "Interested Shareholder" (as further described in the Proxy Statement) in Proposal 3. **If your interest arises solely from the fact that you hold shares in the Company, you are not deemed to have a personal interest**. If you are unable to make the aforesaid confirmations for any reason, please contact the Company's legal counsel as described in this proxy card.

Please sign exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting:
The Proxy Statement and Annual Report are available at www.proxyvote.com.

V95934-P50537

TABOOLA.COM LTD.
Annual General Meeting of Shareholders
To be held June 9, 2026
This proxy is solicited by the Board of Directors

The undersigned shareholder(s) hereby appoint(s) Eldad Maniv, President and COO, and Blythe Holden, General Counsel and Corporate Secretary, of the Company and each of them, as proxies and attorneys-in-fact, each with the power to appoint (his/her) substitute or successive substitutes, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the ordinary shares of TABOOLA.COM LTD. that the shareholder(s) is/are entitled to vote at the Annual General Meeting of Shareholders to be held at 9:00 a.m. (Eastern Time) / 4:00 p.m. (Israel Time) on June 9, 2026, to be conducted online via live audio webcast, as detailed in the Company's Proxy Statement, and in their discretion, according to their best judgment and the recommendation of the Board of Directors, to vote upon such other business as may properly come before the meeting, any adjournment(s) or postponement(s) thereof. The undersigned shareholder(s) also acknowledge(s) receipt of the Notice of Annual General Meeting of Shareholders and the Company's Proxy Statement for such meeting (including either a physical copy or by way of electronic access).

IMPORTANT NOTE: BY EXECUTING THIS PROXY CARD, THE UNDERSIGNED SHAREHOLDER IS CONFIRMING THAT HE, SHE OR IT DOES NOT HAVE A CONFLICT OF INTEREST (I.E., THE UNDERSIGNED IS NOT AN "INTERESTED SHAREHOLDER") IN THE APPROVAL OF PROPOSAL 3, AND CAN THEREFORE BE COUNTED TOWARDS OR AGAINST THE SPECIAL MAJORITY REQUIRED FOR THE APPROVAL OF PROPOSAL 3. IF YOU HAVE SUCH A CONFLICT OF INTEREST IN THE APPROVAL OF PROPOSAL 3, PLEASE NOTIFY DR. SHACHAR HADAR, MEITAR LAW OFFICES, 16 ABBA HILLEL SILVER RD., RAMAT GAN, 52506, ISRAEL, TELEPHONE: +972-3-610-3766 OR EMAIL SHACHARH@MEITAR.COM.

PLEASE SEE THE COMPANY'S PROXY STATEMENT FOR A FURTHER EXPLANATION AS TO WHO IS CONSIDERED AN "INTERESTED SHAREHOLDER".

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side